EXHIBIT 10.5

This instrument was prepared by:

Karen Fiorentino, Esq.

The Fiorentino Law Firm, P.C.

118 E. 28th Street, Suite 707

New York, NY 10016

After recording return to:

Transamerica Life Insurance Company

c/o AEGON USA Realty Advisors, LLC

6300 C Street SW

Cedar Rapids, Iowa 52499

Attention:  Courtney Houston

ATTENTION: COUNTY CLERK—THIS INSTRUMENT COVERS GOODS THAT ARE OR WILL BECOME FIXTURES ON THE DESCRIBED REAL PROPERTY AND SHOULD BE FILED FOR RECORD IN THE REAL PROPERTY RECORDS WHERE MORTGAGES ON REAL ESTATE ARE RECORDED. THIS INSTRUMENT SHOULD ALSO BE INDEXED AS A UNIFORM COMMERCIAL CODE FINANCING STATEMENT COVERING GOODS THAT ARE OR WILL BECOME FIXTURES ON THE DESCRIBED REAL PROPERTY. THE MAILING ADDRESSES AND E-MAIL ADDRESSES OF THE SECURED PARTY AND THE DEBTOR ARE WITHIN. THE COLLATERAL IS WITHIN THE SCOPE OF THE NEW JERSEY UNIFORM COMMERCIAL CODE, PURSUANT TO SECTION 12A:9-102 AND SECTION 12A:9-109.

MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING

GWL 20 EAST HALSEY LLC,
a Delaware limited liability company,
as Borrower and Mortgagor,

having an office at
60 Hempstead Avenue, Suite 718
West Hempstead, New York 11552

to

TRANSAMERICA LIFE INSURANCE COMPANY,
an Iowa corporation,
as Lender and Mortgagee,

having an office
c/o AEGON USA Realty Advisors, LLC
6300 C Street SW
Cedar Rapids, Iowa 52499
Attention: Mortgage Loan Department – 3B-CR

effective as of the 24th day of March, 2020 (the “Effective Date”)

Loan Amount:   $5,980,000.00
Premises:  20 East Halsey Street, Township of Parsippany Troy Hills, Morris County, New Jersey

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

TABLE OF CONTENTS

1.Recitals10

2.Granting Clause11

3.Defined Terms11

4.Title18

5.Representations of the Borrower18

5.1Legal Control18

5.2Formation, Existence, Good Standing18

5.3Qualification to Do Business19

5.4Power and Authority19

5.5Anti-Terrorism Regulations19

5.6Due Authorization19

5.7No Conflict, Default or Violations19

5.8No Further Approvals or Actions Required19

5.9Due Execution and Delivery19

5.10Legal, Valid, Binding and Enforceable19

5.11Accurate Financial Information19

5.12Compliance with Legal Requirements20

5.13Contracts and Franchises20

5.14No Condemnation Proceeding20

5.15No Litigation20

5.16No Casualty20

5.17Independence of the Real Property20

5.18Complete Lots and Tax Parcels20

5.19Tenant Rights to Insurance and Condemnation Proceeds20

5.20Ownership of Fixtures20

5.21Commercial Property20

5.22No Agricultural Uses21

5.23Performance under Development Agreements21

5.24Status of Certain Title Matters21

5.25No Prohibited Transactions21

5.26Background of the Borrower and its Principals21

5.27Solvency21

6.Covenants21

6.1Good Standing21

6.2Qualification to Do Business21

6.3No Default or Violations22

6.4Payment and Performance22

6.5Bankruptcy Remote Entity22

6.6Payment of Impositions23

6.7Legal Control of the Borrower24

6.8Management of the Real Property24

6.9Maintenance of the Real Property24

6.10Use of the Real Property24

6.11Legal Requirements24

6.12Contracts and Franchises25

6.13Covenants Regarding Certain Title Matters25

6.14Independence of the Real Property25

6.15Complete Lots and Tax Parcels25

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

6.16Commercial Property25

6.17No Agricultural Uses25

6.18Performance under Development Agreements25

6.19Status of Certain Title Matters25

6.20Restoration upon Casualty or Condemnation26

6.21Performance of Landlord Obligations26

6.22Financial Statements and Property Information26

6.23Estoppel Statements27

6.24Prohibition on Certain Distributions27

6.25Use of Loan Proceeds28

6.26Prohibition on Cutoff Notices28

6.27Prohibited Person Compliance28

6.28Cross Collateralization & Cross Default28

7.Insurance Requirements29

7.1Minimum Required Coverages29

7.2Blanket Coverage31

7.3How the Lender Shall Be Named31

7.4Rating31

7.5Deductible32

7.6Notices, Changes and Renewals32

7.7Unearned Premiums32

7.8Forced Placement of Insurance32

8.Insurance and Condemnation Proceeds33

8.1Provisions of Approved Key Leases to Govern33

8.2Adjustment and Compromise of Claims and Awards33

8.3Direct Payment to the Lender of Proceeds33

8.4Availability to the Borrower of Proceeds33

8.5Lender’s Use of Proceeds34

8.6Conditions to Availability of Proceeds34

8.7Gross Up of Restoration Fund; Permitted Mezzanine Financing34

8.8Draw Requirements34

9.Escrow Fund34

10.Default35

10.1Payment Defaults35

10.2Incurable Non-Monetary Default35

10.3Curable Non-Monetary Default36

10.4Cross Default37

11.Right to Cure37

12.Contest Rights37

13.Due on Transfer or Encumbrance38

14.Due-on-Sale Exceptions38

14.1Permitted Transfer to an Approved Purchaser38

14.2Permitted Transfers of Certain Passive Interests Reaching 20% Threshold39

14.3Permitted Transfers of Certain Passive Interests Below 20% Threshold40

14.4Permitted Transfer of Advisor41

14.5Permitted Pledge of WU Shares41

14.6Transaction Costs41

15.Notice of Assignment of Leases and Rents41

16.Acceleration42

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

17.Rights of Entry and to Operate42

17.1Entry on Real Property42

17.2Operation of Real Property42

18.Receivership42

19.Foreclosure43

20.Waivers43

21.Exculpation Clause and Carveout Obligations43

21.1The Carveouts43

21.2Exculpation Void45

22.Security Agreement and Fixture Filing45

22.1Definitions45

22.2Creation of Security Interest46

22.3Filing Authorization46

22.4Additional Searches and Documentation46

22.5Costs46

22.6Representations, Warranties and Covenants of the Borrower46

22.7Fixture Filing47

23.Environmental Matters47

23.1Representations47

23.2Environmental Covenants49

23.3The Lender’s Right to Join in Claims51

23.4Indemnification51

23.5Environmental Audits52

24.Loan Information52

24.1Dissemination of Information52

24.2Cooperation52

24.3Reserves/Escrows53

25.Miscellaneous53

25.1Successors and Assigns53

25.2Survival of Obligations53

25.3Further Assurances53

25.4Right of Inspection53

25.5Expense Indemnification53

25.6General Indemnification54

25.7Recording and Filing54

25.8No Waiver54

25.9Covenants Running with the Land54

25.10Severability54

25.11Usury55

25.12Entire Agreement55

25.13Notices56

25.14Service of Process57

25.15Counterparts57

25.16Choice of Law57

25.17Forum Selection57

25.18Sole Benefit57

25.19Release of Claims57

25.20No Partnership58

25.21Payoff Procedures58

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

25.22Future Advances58

25.23Defeasance58

25.24Satisfaction58

25.25Effective Date59

25.26Interpretation59

25.27Indebtedness May Exceed Note’s Face Amount59

25.28Joint and Several Liability59

25.29Time of Essence59

25.30Jury Waiver59

25.31Renewal, Extension, Modification and Waiver60

25.32Cumulative Remedies60

25.33No Obligation to Marshal Assets60

25.34Transfer of Ownership60

25.35Acknowledgment of Receipt60

25.36Adjustment of Obligations60

26.Guarantee61

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

Mortgage, Security Agreement and Fixture Filing

This Mortgage, Security Agreement and Fixture Filing (this “Mortgage”) is made and given as of the Effective Date, by GWL 20 EAST HALSEY LLC, as borrower, a Delaware limited liability company (the “Borrower”), whose address is 60 Hempstead Avenue, Suite 718, West Hempstead, New York 11552, to TRANSAMERICA LIFE INSURANCE COMPANY, as lender, an Iowa corporation (the “Lender”) whose mailing address is c/o AEGON USA Realty Advisors, LLC, Mortgage Loan Department – 3B-CR, 6300 C Street SW, Cedar Rapids, Linn County, Iowa 52499. The definitions of capitalized terms used in this Mortgage may be found either in Sections 3 or 22 below, or through the cross-references provided in those Sections.

1.	Recitals
(a)

Under the terms of a commercial Loan Application/Commitment dated February 4, 2020 (the “Commitment”), AEGON USA Realty Advisors, LLC (“Aegon”), as agent for the Lender, agreed to fund a loan in the principal amount of $5,980,000(the “Loan”).

(b)

The Lender has funded the Loan in the principal amount of $5,980,000 in accordance with the Commitment, and to evidence the Loan, the Borrower has executed and delivered to the Lender a certain Secured Promissory Note, of even date, in the amount of $5,980,000, with a maturity and final payment date of April 1, 2030 (the “Maturity Date”).

(c)

In accordance with the Commitment, the Lender has also funded an additional commercial mortgage loan to WU/LH 466 Bridgeport L.L.C., a Delaware limited liability company under common ownership and control with the Borrower (the “Related Borrower”) in the principal amount of $2,420,000 with a maturity and final payment date of the Maturity Date (the “Related Loan”), which Related Loan is evidenced by a secured promissory note dated as of the date hereof from the Related Borrower and payable to the order of the Lender in the principal amount of $2,420,000 (the “Related Note”).

(d)

As a condition to the making of the Related Loan, the Lender has required the Borrower to guaranty the full payment and performance of the Related Borrower’s obligations under the Related Loan pursuant to a certain guaranty of the Borrower as set forth in Subsection 4.4 of the Loan Agreement (as defined below), a copy of such Loan Agreement being on file at the office of the Lender set forth above.

(e)

The Borrower’s liability under its guaranty of the Related Loan will not terminate on any particular date but only pursuant to the Loan Agreement and such Loan Agreement shall be terminated in accordance with the terms thereof.

(f)

The conditions that will cause the Borrower to pay all or part of the Related Loan or perform the obligations of the Related Borrower or the failure of the Related Borrower to pay or perform its obligations to the Lender are more specifically described in the Loan Agreement. There are no conditions which will relieve the Borrower of liability for repayment of all or any part of the Related Loan other than the payment by the Related Borrower or the Borrower, as applicable, of all sums due the Lender under the Related Loan.

(g)

The Commitment requires that the Loan and the Related Loan be secured by all of the Borrower’s existing and after-acquired interest in certain real property and by certain tangible and intangible personal property.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

2.	Granting Clause

To secure the repayment of the Indebtedness and all Related Indebtedness, any increases, modifications, renewals or extensions of the Indebtedness and any Related Indebtedness, as applicable, and any substitutions for the Indebtedness and any Related Indebtedness, as applicable, as well as the performance of the Borrower’s and any Related Borrower’s respective other Obligations, and in consideration of the sum of ten dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower mortgages, grants, bargains, warrants, conveys, alienates, releases, assigns, sets over and confirms to the Lender, and to the Lender’s successors and assigns forever, all of the Borrower’s existing and after acquired interests in the Real Property. This Mortgage is granted WITH POWER OF SALE (to the fullest extent now or hereafter permitted by applicable law) and with the full benefit of all rights, powers, privileges and benefits now or hereafter available in connection with any such power of sale.

3.	Defined Terms

The following defined terms are used in this Mortgage and in other Loan Documents. For ease of reference, terms relating primarily to the security agreement are defined in Subsection 22.1.

“Absolute Assignment of Leases and Rents” means the Loan Document bearing this heading.

“Affiliate” of any Person means any entity controlled by, or under common control with, that Person.

“Appurtenances” means all rights, estates, titles, interests, privileges, easements, tenements, hereditaments, titles, royalties, reversions, remainders and other interests, whether presently held by the Borrower or acquired in the future, that may be conveyed as interests in the Land under the laws of New Jersey. Appurtenances include the Easements and the Assigned Rights.

“Assigned Rights” means all of the Borrower’s rights, easements, privileges, tenements, hereditaments, contracts, claims, licenses or other interests. The Assigned Rights include all of the Borrower’s rights in and to, whether presently held by the Borrower or acquired in the future:

(a)	any greater estate in the Real Property;
(b)

insurance policies required to be carried hereunder, including the right to negotiate claims and to receive Insurance Proceeds and unearned insurance premiums (except as expressly provided in Subsection 8.2);

(c)	Condemnation Proceeds;
(d)	licenses and agreements permitting the use of sources of groundwater or water utilities, septic leach fields, railroad sidings, sewer lines, and means of ingress and egress;
(e)	drainage over other property;
(f)	air space above the Land;
(g)	mineral rights;
(h)	party walls;
(i)	vaults and their usage;
(j)	franchises;
(k)	commercial tort claims relating to the Property;
(l)	construction contracts;

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(m)	roof and equipment guarantees and warranties;
(n)	building and development licenses and permits;
(o)	tax credits, refunds or other governmental entitlements, credits or rights, whether or not vested;
(p)	licenses and applications (whether or not yet approved or issued);
(q)	rights under management and service contracts;
(r)	leases of Fixtures; and
(s)

trade names, trademarks, trade styles, service marks, logos and copyrights, and agreements with architects, environmental consultants, property tax consultants, engineers, and any other third-party contractors whose services benefit the Real Property.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C. Sections 101 et seq., and the regulations promulgated pursuant to those statutes.

“Business Day” means any day when state and federal banks are open for business in New York, New York.

“Carveout Guarantee and Indemnity” means that certain “Carveout Guarantee and Indemnity Agreement” entered into by the Carveout Obligor on the date of this Mortgage, together with all substitutions, modifications, and amendments.

“Carveout Obligations” means those obligations described in Section 21.

“Carveout Obligor” means GTJ REIT, Inc., a Maryland corporation. Any other Person who expressly assumes liability for the Carveout Obligations during the term of the Loan shall become a “Carveout Obligor” for purposes of this Mortgage.

“Carveouts” means those matters from which Carveout Obligations may arise, which are described in Section 21.

“Condemnation Proceeds” means all money or other property that has been, or is in the future, awarded or agreed to be paid or given in connection with any taking by eminent domain of all or any part of the Real Property (including a taking through the vacation of any street dedication or through a change of grade of such a street), either permanent or temporary, or in connection with any purchase in lieu of such a taking, or as a part of any related settlement, except for the right to condemnation proceeds awarded to a tenant in a separate proceeding in respect of the lost value of the tenant’s leasehold interest, provided that the award does not reduce, directly or indirectly, the award to the owner of the Real Property.

“Curable Non-Monetary Default” means any of the acts, omissions, or circumstances specified in Subsection 10.3 below.

“Default” means any of the acts, omissions, or circumstances specified in Section 10 below.

“Default Rate” means the rate of interest specified as the “Default Rate” in the Note.

“Development Agreements” means all development, utility or similar agreements included in the Permitted Encumbrances.

“Easements” means the Borrower’s existing and future interests in and to the declarations, easements, covenants, and restrictions appurtenant to the Real Property.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

“Environmental Indemnity Agreement” means the Loan Document bearing that heading, together with all substitutions, modifications, and amendments.

“Environmental Laws” means all present and future laws, statutes, ordinances, rules, regulations, orders, guidelines, rulings, decrees, notices and determinations of any Governmental Authority to the extent that they pertain to: (A) the protection of health against environmental hazards; (B) the protection of the environment, including air, soils, wetlands, and surface and underground water, from contamination by any substance that may have any adverse health effect on humans, livestock, fish, wildlife, or plant life, or which may disturb an ecosystem; (C) underground storage tank regulation or removal; (D) wildlife conservation; (E) protection or regulation of natural resources; (F) the protection of wetlands; (G) management, regulation and disposal of solid and hazardous wastes; (H) radioactive materials; (I) biologically hazardous materials; (J) indoor air quality; or (K) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Substances. “Environmental Laws” include the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the New Jersey Spill Compensation and Control Act, the New Jersey Industrial Site Recovery Act, the New Jersey Site Remediation Reform Act, the New Jersey Solid Waste Management Act, the New Jersey Underground Storage of Hazardous Substances Act, the New Jersey Pollution Control Act, the New Jersey Clean Air Act, all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all administrative and judicial actions respecting such legislation, all as amended from time to time.

“ESA” means the written environmental site assessment of the Real Property obtained under the terms of the Commitment.

“Escrow Expenses” means those expenses in respect of real and personal property taxes and assessments, Insurance Premiums and such other Impositions as the Lender pays from time to time directly from the Escrow Fund using monies accumulated through the collection of Monthly Escrow Payments.

“Escrow Fund” means the funds deposited by the Borrower with the Lender pursuant to Section 9 hereof, as reflected in the accounting entry maintained on the books of the Lender as funds available for the payment of Escrow Expenses under the terms of this Mortgage.

“Fixtures” means all materials, supplies, equipment, apparatus and other items now or hereafter attached to or installed on the Land and Improvements in a manner that causes them to become fixtures under the laws of New Jersey, including all built-in or attached furniture or appliances, elevators, escalators, heating, ventilating and air conditioning system components, emergency electrical generators and related fuel storage or delivery systems, septic system components, storm windows, doors, electrical equipment, plumbing, water conditioning, lighting, cleaning, snow removal, lawn, landscaping, irrigation, security, incinerating, fire-fighting, sprinkler or other fire safety equipment, bridge cranes or other installed materials handling equipment, satellite dishes or other telecommunication equipment, built-in video conferencing equipment, sound systems or other audiovisual equipment, and cable television distribution systems. Fixtures do not include trade fixtures, office furniture and office equipment owned by a tenant who is unrelated to the Borrower, provided such items may be detached and removed by the tenant without damage to the Real Property, other than incidental damage that the tenant is obligated to repair under the terms of its Lease. Fixtures expressly include HVAC, mechanical, security and similar systems of general utility for the operation of the Improvements as leasable commercial real property.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

“Governmental Authority” means any political entity with the legal authority to impose any requirement on the Property, including the governments of the United States, the State of New Jersey, Morris County, Township of Parsippany Troy Hills and any other entity with jurisdiction to decide, regulate, or affect the ownership, construction, use, occupancy, possession, operation, maintenance, alteration, repair, demolition or reconstruction of any portion or element of the Real Property.

“Guarantor” means GTJ REIT, Inc., a Maryland corporation.

“Guarantee” means that certain “Guarantee (John Guest Lease)” entered into by the Guarantor in favor of the Lender upon the occurrence of a Trigger Event (defined below), together with all substitutions, modifications and amendments.

“Hazardous Substance” means any substance the release of or the exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to human health, including: (A) any “oil,” as defined by the Federal Water Pollution Control Act and regulations promulgated thereunder (including crude oil or any fraction of crude oil), (B) any radioactive substance and (C) Stachybotrys chartarum or other molds. However, the term “Hazardous Substance” includes neither (1) a substance used in the cleaning and maintenance of the Real Property, if the quantity, storage and manner of its use are customary, prudent, and do not violate applicable law, nor (2) automotive motor oil in immaterial quantities, if leaked from vehicles in the ordinary course of the operation of the Real Property and cleaned up in accordance with reasonable property management procedures and in a manner that violates no applicable law.

“Impositions” means all real and personal property taxes levied against the Property; general or special assessments; ground rent; and any other charges that, if unpaid, would either result in a lien against the Real Property or would result in the termination of any appurtenant license, easement or agreement material to the value of the Real Property or its operation. In addition, “Impositions” include all documentary, recordation, stamp, transfer, or intangible personal property taxes that may become due or be imposed in connection with the Indebtedness, including Indebtedness in respect of any future advance made by the Lender to the Borrower, or that are imposed on any of the Loan Documents.

“Improvements” means, to the extent of the Borrower’s existing and future interest, all buildings and improvements of any kind erected or placed on the Land now or in the future, including the Fixtures, together with all appurtenant rights, privileges, Easements, tenements, hereditaments, titles, reversions, remainders and other interests.

“Incurable Non-Monetary Default” shall have the meaning stated in Section 10.2.

“Indebtedness” means all sums that are owed or become due pursuant to the terms of the Note, this Mortgage, or any of the other Loan Documents or any other writing executed by the Borrower relating to the Loan, including scheduled principal payments, scheduled interest payments, default interest, late charges, prepayment premiums, accelerated or matured principal balances, advances, collection costs (including reasonable attorneys’ fees), reasonable attorneys’ fees and costs in enforcing or protecting the Note, this Mortgage, or any of the other Loan Documents in any probate, bankruptcy or other proceeding, receivership costs, and all other financial obligations of the Borrower incurred in connection with the Loan transaction, provided, however, that this Mortgage shall not secure any Loan Document or any particular Person’s liabilities or obligations under any Loan Document to the extent that such Loan Document expressly states that it or such particular Person's liabilities or obligations are unsecured by this Mortgage. Any right of the Lender to recover its attorneys’ fees and expenses as part of the Indebtedness pursuant to this Mortgage, the Note or the other Loan Documents shall not be limited to, or merge in, and shall survive the award of attorneys’ fees and expenses to the Lender in any action to foreclose this Mortgage. “Indebtedness” shall also include any obligations under agreements executed and delivered by Borrower which specifically provide that such obligations are secured by this Mortgage.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

“Insurance Premiums” means all premiums or other charges required to maintain in force any and all insurance policies that this Mortgage requires that the Borrower maintain.

“Insurance Proceeds” means (A) all proceeds of all insurance now or hereafter carried by or payable to the Borrower with respect to the Real Property, including with respect to the interruption of rents or income derived from the Property, all unearned insurance premiums and all related claims or demands, and (B) all Proceeds (as defined in Subsection 22.1).

“Key Lease” means any Lease that satisfies one or more of the following conditions:

(a)

The Lease is to a tenant who leases or will lease more than 10,000 square feet of the net leasable area of the Improvements relating to the Real Property or the Related Parcel, either presently or following the execution of a proposed Lease.

(b)

The Lease is to a tenant whose rental payment(s) under all Leases comprises or will comprise more than 20% of the gross rental income of the Real Property or the Related Parcel, either presently or following the execution of a proposed Lease.

“Key Principal” means GTJ REIT, Inc., a Maryland corporation.

“Land” means that certain tract of land located in Township of Parsippany Troy Hills, Morris County, New Jersey, which is described on Exhibit A, attached hereto and made a part hereof, together with the Appurtenances.

“Leases” means all leases, subleases, licenses, concessions, extensions, renewals and other agreements (whether written or oral, and whether presently effective or made in the future) through which the Borrower grants any possessory interest in and to, or any right to occupy or use, all or any part of the Real Property, and any related guaranties.

“Legal Control” means the power, indefeasible unless for cause, to direct or to cause the direction of the management and policies of the Borrower and the Related Borrower through the direct or indirect holding of (a) equity interests in any Borrower, (b) rights under a voting trust, (c) the position of general or managing general partner of a partnership, (d) the position of manager or managing member of a limited liability company, or (e) other contract rights conferring such power.

“Legal Requirements” means all laws, statutes, rules, regulations, ordinances, judicial decisions, administrative decisions, building permits, development permits, certificates of occupancy, or other requirements of any Governmental Authority.

“Loan Agreement” means the loan agreement of even date herewith executed by the Borrower, the Related Borrower and Lender in connection with the Loan and the Related Loan, as the same may be amended or modified.

“Loan Documents” means all documents evidencing the Loan or delivered in connection with the Loan, whether entered into at the closing of the Loan or in the future, including the Note, this Mortgage, the Absolute Assignment of Leases and Rents, the Carveout Guarantee and Indemnity, the Environmental Indemnity Agreement, the Guarantee (if then in effect) and the Related Loan Documents.

“Maximum Permitted Rate” means the highest rate of interest permitted to be paid or collected by applicable law with respect to the Loan.

“Memorandum of Loan Agreement” means the Loan Document between the Borrower, the Related Borrower and the Lender bearing this heading.

“Monthly Escrow Payment” means the sum of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement, and the Monthly Reserve Requirement.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

“Monthly Imposition Requirement” means one-twelfth (1/12th) of the annual amount that the Lender estimates will be required to permit the timely payment by the Lender of those Impositions that the Lender elects, from time to time, to include in the calculation of the Monthly Imposition Requirement. Such Impositions shall include real and personal property taxes and may include, at the Lender’s sole and absolute discretion, any Impositions that the Borrower has failed to pay on a timely basis during the term of the Loan. The Lender shall base its estimate on the most recent information supplied by the Borrower concerning future Impositions. If the Borrower fails to supply such information or if it is unavailable at the time of estimation, the Lender shall estimate future Impositions using historical information and an annual inflation factor equal to the lesser of five percent (5%) and the maximum inflation factor permitted by law.

“Monthly Insurance Premium Requirement” means one-twelfth (1/12th) of the annual amount that the Lender estimates (based on available historical data and using, if future Insurance Premiums are as yet undeterminable, a five percent (5%) inflation factor) will be required to permit the timely payment of the Insurance Premiums by the Lender.

“Monthly Reserve Requirement” means the monthly payment amount which the Lender estimates will result, over the subsequent twelve (12) months, in the accumulation of a surplus in the Escrow Fund equal to the sum of the Monthly Imposition Requirement and the Monthly Insurance Premium Requirement.

“Note” means the secured promissory note dated of even date herewith to evidence the Indebtedness in the original principal amount of $5,980,000.00, together with all extensions, renewals and modifications.

“Notice” means a notice given in accordance with the provisions of Subsection 25.13.

“O&M Plans” shall mean any operation and maintenance plan or plans required by the Lender and accepted by the Lender in writing.

“Obligations” means all of the obligations required to be performed under the terms and conditions of any of the Loan Documents by any Obligor, except for obligations that are expressly stated to be unsecured under the terms of another Loan Document.

“Obligor” means the Borrower, the Carveout Obligor, the Guarantor, or any other Person that is liable under the Loan Documents for the payment of any portion of the Indebtedness, or the performance of any other obligation required to be performed under the terms and conditions of any of the Loan Documents, under any circumstances.

“Parcel” and “Parcels” shall have the meaning set forth in the Loan Agreement.

“Participations” means participation interests in the Loan Documents granted by the Lender.

“Permitted Encumbrances” means (A) the lien of taxes and assessments not yet due and payable and (B) those matters of public record listed as special exceptions or subordinate matters in the Lender's title insurance policy insuring the priority of this Mortgage.

“Permitted Transfer” means a transfer specifically described in Section 14 as permitted.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated association, government, governmental authority or other entity.

“Property” means the Real Property and the Leases, Rents and Personal Property (as such latter term is defined in Subsection 22.1 below).

“Qualified Offer” means, with respect to the Real Property and the Related Parcel, a written offer from the Borrower, the Related Borrower and the Guarantor to pay the Indebtedness to the extent it exceeds the value of the Real Property, subject to any cap set forth in the Guarantee and the Related Guarantee that is in effect at the time the Qualified Offer is accepted by the Lender, and to do whichever of the following the Lender

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

elects: (A) permit an uncontested foreclosure, or (B) deliver a deed in lieu of foreclosure within sixty (60) days of the Lender’s acceptance of the offer. An offer is not a Qualified Offer if the offer is conditioned on any payment by the Lender, on the release of any Obligor from any Obligation or any other concession.

“Qualified Passive Interest Transfer” shall have the meaning stated in Section 14.

“Qualified Property Manager” means either (A) a financially sound, professional property management company, experienced in managing properties similar in type and quality to the Real Property, and which is one of the top three institutional property management companies in the real estate market where the Real Property is located, based on the square footage of space under its management or (B) another property management company approved in writing by the Lender.

“Real Property” means the Land and the Improvements.

“Related Borrower” means WU/LH 466 Bridgeport L.L.C., a Delaware limited liability company.

“Related Guarantee” means that certain “Guarantee (Right Choice Fulfillment)” entered into by the Guarantor in favor of the Lender upon the occurrence of a Trigger Event (as defined in the Related Guarantee), together with all substitutions, modifications and amendments.

“Related Indebtedness” means all sums that are owed or become due pursuant to the terms of the Related Note, the Related Mortgage, or any of the other Related Loan Documents or any other writing executed by the Related Borrower in connection with the Related Loan, as described more fully in the Related Loan Documents.

“Related Loan” shall have the meaning set forth in the Recitals of this Mortgage.

“Related Loan Documents” means the Related Note, Related Mortgage, Related Guarantee and all documents evidencing the Related Loan or delivered in connection with the Related Loan, whether entered into at the closing or in the future, as the same may be amended or modified.

“Related Mortgage” means the Open-End Mortgage Deed, Security Agreement and Fixture Filing dated of even date herewith given by the Related Borrower to the Lender encumbering the Related Parcel to be recorded with the Office of the Shelton Town Clerk, Connecticut as the same may be amended or modified.

“Related Note” means, collectively, the Secured Promissory Note dated of even date herewith made by the Related Borrower to evidence the Related Indebtedness in the original principal amount of $2,420,000.00, together with all extensions, renewals, amendments and modifications.

“Related Obligations” means all of the obligations required to be performed under the terms and conditions of any of the Related Loan Documents by any Related Obligor, except for obligations that are expressly stated to be unsecured under the terms of another Related Loan Document.

“Related Obligor” means the Related Borrower, the Carveout Obligor, the Guarantor or any other Person that is liable under the Related Loan Documents for the payment of any portion of the Related Indebtedness, or the performance of any other obligation required to be performed under the terms and conditions of any of the Related Loan Documents, under any circumstances.

“Related Parcel” means that certain tract of land, improvements and other property located in City of Shelton, County of Fairfield, Connecticut serving as collateral for the Related Note for the Related Loan.

“Rents” means all rents, income, receipts, issues and profits and other benefits paid or payable for using, leasing, licensing, possessing, operating from or in, residing in, selling, mining, extracting minerals from, or otherwise enjoying the Real Property, whether presently existing or arising in the future, to which the Borrower may now or hereafter become entitled or may demand or claim from the commencement of the Loan term through the time of the satisfaction of all of the Obligations, including security deposits, amounts

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

drawn under letters of credit securing tenant obligations, minimum rents, additional rents, common area maintenance charges, parking revenues, deficiency rents, termination payments, space contraction payments, damages following default under a Lease, premiums payable by tenants upon their exercise of cancellation privileges, proceeds from lease guarantees, proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by destruction or damage to the Real Property, all rights and claims of any kind which the Borrower has or may in the future have against the tenants under the Leases, lease guarantors, or any subtenants or other occupants of the Real Property, all proceeds of any sale of the Real Property in violation of the Loan Documents, any future award granted the Borrower in any court proceeding involving any such tenant in any bankruptcy, insolvency, or reorganization proceedings in any state or federal court, and any and all payments made by any such tenant in lieu of rent.

“Restoration” means (A) in the case of a casualty resulting in damage to or the destruction of the Improvements, the repair or rebuilding of the Improvements to their original condition, or (B) in the case of the condemnation of a portion of the Real Property, the completion of such work as may be necessary in order to remedy the effects of the condemnation so that the value and income-generating characteristics of the Real Property are restored.

“Termination Payments” means Rents paid to the Borrower in consideration of the Borrower’s release of a party from liability for a contractual or other legal obligation (e.g., lease termination, space contraction, and legal settlement payments). Termination Payments do not include payments of Rents under $250,000 paid pursuant to termination or space contraction options contained in Leases approved by the Lender or in Leases deemed approved or not requiring Lender approval under the Absolute Assignment of Leases and Rents.

“Trigger Event” has the meaning set forth in the Guarantee.

4.	Title

The Borrower represents to and covenants with the Lender and with its successors and assigns that, at the point in time of the grant of this Mortgage, the Borrower is well seized of good and indefeasible title to the Real Property, in fee simple absolute, subject to no lien or encumbrance except the Permitted Encumbrances. The Borrower warrants this estate and title to the Lender and to its successors and assigns forever, against all lawful claims and demands of all Persons. The Borrower shall maintain mortgagee title insurance issued by a solvent carrier, covering the Real Property in an amount at least equal to the amount of the Loan’s original principal balance. This Mortgage is and shall remain a valid and enforceable first mortgage and security title to the Real Property, and if the validity or enforceability of this first mortgage is attacked by appropriate proceedings, the Borrower shall diligently and continuously defend it through appropriate proceedings. Should the Borrower fail to do so, the Lender may at the Borrower’s expense take all necessary action, including the engagement and compensation of legal counsel, the prosecution or defense of litigation, and the compromise or discharge of claims. The Borrower shall defend, indemnify and hold the Lender harmless in any suit or proceeding brought to challenge or attack the validity, enforceability or priority of this Mortgage. If a prior construction, mechanics’ or materialmen’s lien on the Real Property arises by operation of statute during any construction or repair of the Improvements, the Borrower shall either cause the lien to be discharged by paying when due any amounts owed to such persons, or shall comply with Section 12 of this Mortgage.

5.	Representations of the Borrower

The Borrower represents to the Lender as follows:

5.1	Legal Control

The Borrower is under the Legal Control of the Key Principal.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

5.2	Formation, Existence, Good Standing

The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has obtained all licenses and permits and filed all statements of fictitious name and registrations necessary for the lawful operation of its business in Delaware.

5.3	Qualification to Do Business

The Borrower is qualified to do business as a foreign limited liability company under the laws of New Jersey and has obtained all licenses and permits and filed all statements of fictitious name and registrations necessary for the lawful operation of its business in New Jersey.

5.4	Power and Authority

The Borrower has full power and authority to carry on its business as presently conducted, to own the Property, to execute and deliver the Loan Documents, and to perform its Obligations.

5.5	Anti-Terrorism Regulations

No Borrower, Borrower Affiliate, or person owning an interest in the Borrower or in any Borrower Affiliate, is either a “Specially Designated National” or a “Blocked Person” as those terms are defined in the Office of Foreign Asset Control Regulations (31 CFR Section 500 et seq.).

5.6	Due Authorization

The Loan transaction and the performance of all of the Borrower’s Obligations have been duly authorized by all requisite limited liability company action, and each individual executing any Loan Document on behalf of the Borrower has been duly authorized to do so.

5.7	No Conflict, Default or Violations

The delivery, execution or performance of the Borrower’s Obligations will not conflict with, result in any breach of, or constitute a default under, any contract, agreement, document or other instrument to which the Borrower is a party or by which the Borrower may be bound or affected, and do not and will not violate or contravene any law, statute, rule, order or regulation of any Governmental Authority to which the Borrower or the Property are subject; nor do any such other instruments impose or contemplate any obligations which are or will be inconsistent with the Loan Documents.

5.8	No Further Approvals or Actions Required

No approval by, authorization of, or filing with any Governmental Authority is necessary in connection with the authorization, execution and delivery of the Loan Documents by the Borrower.

5.9	Due Execution and Delivery

Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower.

5.10	Legal, Valid, Binding and Enforceable

Each of the Loan Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.11	Accurate Financial Information

All financial information furnished by the Borrower to the Lender in connection with the application for the Loan is true, correct and complete in all material respects and does not omit to state any fact or circumstance necessary to make the statements in them not misleading, and there

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

has been no material adverse change in the financial condition of the Borrower since the date of such financial information.

5.12	Compliance with Legal Requirements

All governmental approvals, permits, and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the Real Property in compliance with applicable law are in full force and effect, and the Real Property is currently being operated in compliance with the Legal Requirements in all material respects.

5.13	Contracts and Franchises

All contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice are in force.

5.14	No Condemnation Proceeding

As of the Effective Date of this Mortgage, the Borrower has no knowledge of any present, pending or threatened condemnation proceeding or award affecting the Real Property.

5.15	No Litigation

As of the Effective Date of this Mortgage, there is no suit or administrative proceeding pending, or threatened, against or affecting the Borrower or the Real Property which, if adversely determined, may have a material adverse effect on the Real Property or on the financial condition or business of the Borrower.

5.16	No Casualty

As of the Effective Date of this Mortgage, no damage to the Real Property by any fire or other casualty has occurred, other than damage that has been completely repaired in accordance with good commercial practice and in compliance with applicable law.

5.17	Independence of the Real Property

The Real Property may be operated independently from other land and improvements not included within or located on the Land, and it is not necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements.

5.18	Complete Lots and Tax Parcels

The Land is comprised exclusively of tax parcels that are entirely included within the Land, and, if the Land is subdivided, of subdivision lots that are entirely included within the Land.

5.19	Tenant Rights to Insurance and Condemnation Proceeds

The Leases do not grant to any tenant a right to receive Insurance Proceeds or Condemnation Proceeds.

5.20	Ownership of Fixtures

The Borrower owns the Fixtures free of any encumbrances, including purchase money security interests, rights of lessors, and rights of sellers under conditional sales contracts or other financing arrangements.

5.21	Commercial Property

The Real Property is commercial rather than residential, and the Loan has not been made for personal, family or household purposes.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

5.22	No Agricultural Uses

The Real Property is not used principally for agricultural or farming purposes.

5.23	Performance under Development Agreements

All of the obligations of the owner of the Real Property due under the Development Agreements have been fully, timely and completely performed and such performance has been accepted by the related governmental agency or utility company, and no Governmental Authority has alleged that any default exists under any of the Development Agreements.

5.24	Status of Certain Title Matters

Each of the Easements included within the Appurtenances (a) is valid and in full force and effect and may not be amended or terminated, except for cause, without the consent of the Borrower, (b) has not been amended or supplemented, (c) requires no approval of the Improvements that has not been obtained, (d) is free of defaults or alleged defaults, (e) does not provide for any assessment against the Real Property that has not been paid in full, and (f) has not been violated by the owner of the Real Property or, to the best of the Borrower’s knowledge, by any tenant of the Real Property.

5.25	No Prohibited Transactions

The Borrower represents to the Lender that either (a) the Borrower is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity that is deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or (b) the execution of the Loan Documents, the acceptance of the Loan by the Borrower and the existence of the Loan will not result in a non-exempt prohibited transaction under §406 of ERISA or Section 4975 of the Code. The Borrower further warrants and covenants that the foregoing representation will remain true during the term of the Loan.

5.26	Background of the Borrower and its Principals

There is no history of or pending litigation for felonious charges, foreclosure, or insolvency on the part of the Borrower, any party that has a significant economic interest in the Borrower, or any party that has Legal Control of the Borrower.

5.27	Solvency

The Borrower is not the subject of any bankruptcy court filing, insolvency proceeding, receivership, composition or assignment for the benefit of creditors, and is solvent and has the ability to pay its debts as they become due.

6.	Covenants
6.1	Good Standing

The Borrower shall remain in good standing as a limited liability company under the laws of Delaware and shall maintain in force all statements of fictitious name and registrations necessary for the lawful operation of its business in Delaware during the term of the Loan.

6.2	Qualification to Do Business

The Borrower shall remain qualified to do business as a foreign limited liability company under the laws of New Jersey and shall maintain in force all licenses and permits, filings and statements of fictitious name and registrations necessary for the lawful operation of its business in New Jersey.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

6.3	No Default or Violations

The Borrower shall not enter into any contract, agreement, document or other instrument, if the performance of the Borrower's Obligations would result in any breach of, or constitute a default under, any such contract, agreement, document or other instrument, or if the contract, agreement, document or other instrument would impose or contemplate any obligations the performance of which would result in a Default under the Loan Documents or would be inconsistent with the performance of the Borrower's Obligations.

6.4	Payment and Performance

The Borrower shall pay the Indebtedness and perform all of its other Obligations, as and when the Loan Documents require such payment and performance.

6.5	Bankruptcy Remote Entity

The Borrower represents, warrants and covenants that it has not and will not:

(a)	engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;
(b)	acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the operation of the Property;
(c)

merge into or consolidate with any Person, or dissolve, divide, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)

fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(e)	own any subsidiary, or make any investment in, any Person;
(f)	commingle its assets with the assets of any other Person other than the Related Borrower;
(g)

incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation other than the Related Indebtedness), other than the Indebtedness, unsecured trade payables and unsecured equipment leases (both of which must be incurred in the ordinary course of business relating to the ownership and operation of the Property) provided the same (x) do not exceed at any time in the aggregate a maximum amount of three percent (3%) of the outstanding principal amount of the Note, and (y) are paid within sixty (60) days after the date incurred;

(h)	fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;
(i)

enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(j)	maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(k)

other than with respect to the Lender, and except for the Related Loan, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(l)	make any loans or advances to any Person;
(m)	fail to file its own tax returns (unless prohibited by Legal Requirements from doing so);
(n)

fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(o)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operation;
(p)	fail to allocate shared expenses (including shared office space) and to use separate stationery, invoices and checks;
(q)	fail to pay its own liabilities (including salaries of its own employees) from its own funds; and
(r)	acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable.
6.6	Payment of Impositions

The Borrower shall pay the Impositions on or before the last day on which they may be paid without penalty or interest, and shall, within thirty (30) days, furnish the Lender with a paid receipt or a cancelled check as evidence of payment. If the Lender does not receive such evidence, the Lender may obtain it directly. If it does so, the Lender will charge the Borrower an administrative fee of $250 for securing the evidence of payment. The payment of this fee shall be a demand obligation of the Borrower. The Borrower may meet the Imposition payment requirements of this Subsection 6.6 by remitting the Monthly Escrow Payments when due, by immediately providing Notice to the Lender of any new Imposition, increased Imposition, or change in the due date or delinquency date of any Imposition, and by paying to the Lender on demand any amount required to increase the Escrow Fund to an amount sufficient to permit the Lender to pay all Impositions from the Escrow Fund on time. If the Borrower fails to provide Notice to the Lender of any change in the due date or delinquency date of any Imposition, and as the result of such failure, a taxing authority imposes any penalty or charge, or any discount is rendered unavailable, the Lender shall have no liability to the Borrower for any such additional expense. If the Borrower wishes to contest the validity or amount of an Imposition, it may do so by complying with Section 12. If any new Legal Requirement (other than a general tax on income or on interest payments) taxes this Mortgage so that the yield on the Indebtedness would be reduced, and the Borrower may lawfully pay the tax or reimburse the Lender for its payment, the Borrower shall do so.

THE BORROWER SHALL NOT BE ENTITLED TO ANY CREDIT BY REASON OF THE PAYMENT OF ANY TAX ON THE PROPERTY. THIS COVENANT SHALL BE CONSTRUED IN ACCORDANCE WITH N.J.S.A. 46:9-3 AND THE BORROWER SHALL

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

NOT MAKE OR CLAIM THAT IT IS ENTITLED TO ANY CREDIT AGAINST PRINCIPAL OR INTEREST DUE UNDER THE NOTE BY REASON OF PAYMENT OF ANY MUNICIPAL OR GOVERNMENTAL TAXES, ASSESSMENTS OR OTHER CHARGES ASSESSED UPON THE PROPERTY.  FURTHER THE BORROWER SHALL NOT MAKE OR CLAIM THAT IT IS ENTITLED TO ANY DEDUCTION FROM THE TAXABLE VALUE OF THE PROPERTY BY REASON OF THIS MORTGAGE UNDER N.J.S.A. 54:4-33.

6.7	Legal Control of the Borrower

The Borrower shall remain under the Legal Control of the Key Principal during the term of the Loan.

6.8	Management of the Real Property

The Real Property shall be managed at all times (i) by the Key Principal, (ii) by a property management company engaged by the Key Principal to manage the Real Property, or (iii) by a Qualified Property Manager. At all times during the term of the Loan, the manager of the Real Property shall have entered into the Lender’s form of Assignment and Subordination of Management Agreement with respect to any management agreement affecting the Real Property. As of the Effective Date, GTJ Management, LLC, a New York limited liability company, is a Qualified Property Manager.

6.9	Maintenance of the Real Property

The Borrower shall not commit or permit any waste of the Real Property as a physical or economic asset, and agrees to maintain in good repair the Improvements, including structures, roofs, mechanical systems, parking lots or garages, and other components of the Real Property that are necessary or desirable for the use of the Real Property, or which the Borrower as landlord under any Lease is required to maintain for the benefit of any tenant. In its performance of this Obligation, the Borrower shall promptly and in a good and workmanlike manner repair or restore, as required under Subsection 6.20, any elements of the Improvements that are damaged or destroyed. The Borrower shall also comply with all operation and maintenance plans required by the Lender in connection with the closing of the Loan and replace roofs, parking lots, mechanical systems, and other elements of the Improvements requiring periodic replacement. The Borrower shall carry out such replacements no less frequently than would a commercially reasonable owner intending to maintain the maximum income-generating potential of the Real Property over its reasonable economic life. The Borrower shall not, without the prior written consent of the Lender, demolish, reconfigure, or materially alter the structural elements of the Improvements or commence any new construction on the Real Property, unless such an action is the obligation of the Borrower under a Lease approved by Lender. The Lender agrees that any request for its consent to such an action shall be deemed given if the Lender does not respond within fifteen (15) Business Days to any written request for such a consent, if the request is accompanied by all materials required to permit the Lender to analyze the proposed action.

6.10	Use of the Real Property

The Borrower agrees that the Real Property may only be used as an industrial property and for no other purpose.

6.11	Legal Requirements

The Borrower shall maintain in full force and effect all governmental approvals and licenses required for the conduct of the Borrower’s business and for the maintenance and operation of the

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

Real Property in compliance with applicable law, and shall comply with all Legal Requirements relating to the Real Property at all times.

6.12	Contracts and Franchises

The Borrower shall maintain in force all contracts and franchises necessary for the conduct of the Borrower’s business and for the operation of the Real Property in accordance with good commercial practice.

6.13	Covenants Regarding Certain Title Matters

The Borrower shall promptly pay, perform and observe all of its obligations under the Easements included within the Appurtenances or under reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances, shall not modify or consent to the termination of any of them without the prior written consent of the Lender, shall promptly furnish the Lender with copies of all notices of default under them, and shall cause all covenants and conditions under them and benefiting the Real Property to be fully performed and observed.

6.14	Independence of the Real Property

The Borrower shall maintain the independence of the Real Property from other land and improvements not included within or located on the Land. In fulfilling this covenant, the Borrower shall neither take any action which would make it necessary to own or control any property other than the Real Property in order to meet the obligations of the landlord under any Lease, or in order to comply with the Legal Requirements, nor take any action which would cause any land or improvements other than the Land and the Improvements to rely upon the Land or the Improvements for those purposes.

6.15	Complete Lots and Tax Parcels

The Borrower shall take no action that would result in the inclusion of any portion of the Land in a tax parcel or subdivision lot that is not entirely included within the Land.

6.16	Commercial Property

The Real Property shall be used for commercial rather than for residential, personal, family or household purposes.

6.17	No Agricultural Uses

The Real Property shall not be used principally for agricultural or farming purposes.

6.18	Performance under Development Agreements

The Borrower shall fully, timely and completely perform all of the obligations of the owner of the Real Property due under the Development Agreements and shall cause no default under any of the Development Agreements.

6.19	Status of Certain Title Matters

The Borrower shall not take or fail to take any action with respect to the Easements included within the Appurtenances or the reciprocal easement agreements, operating agreements, declarations, and restrictive covenants included in the Permitted Encumbrances if, as the result of such an action or failure, the subject Easement or other title matter would (a) be rendered invalid or without force or effect, (b) be amended or supplemented without the consent of the Lender, (c) be placed in default or alleged default, (d) result in any lien against the Real Property, or (e) give rise to any assessment against the Real Property, unless immediately paid in full.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

6.20	Restoration upon Casualty or Condemnation

If a casualty or condemnation occurs, the Borrower shall promptly commence and diligently complete the Restoration of the Real Property, provided the related Insurance Proceeds or Condemnation Proceeds held by the Lender are available for Restoration under the terms of Subsections 8.4 and 8.6.

6.21	Performance of Landlord Obligations

The Borrower shall perform its obligations as landlord under the Leases and shall neither take any action, nor fail to take any action, if the action or failure would be inconsistent with the commercially reasonable management of the Real Property for the purpose of enhancing its long-term performance and value.

6.22	Financial Statements and Property Information
(a)	Maintenance of Books and Records

During the term of the Loan, the Borrower shall maintain complete and accurate accounting and operational records, including copies of all Leases and other material written contracts relating to the Real Property, copies of all tax statements, and evidence to support the payment of all material property-related expenses.

(b)	Annual Delivery of Financial Statements

Within one hundred twenty (120) days after the end of each of its fiscal years, or, if a Default exists, on demand by the Lender, the Borrower shall deliver to the Lender copies of the financial statements of the Borrower, including balance sheets and earnings statements.

(c)	Certification of Financial Statements

The annual financial statements required under Paragraph (b) of this Subsection 6.22 need not, as an initial matter, be certified by an independent certified public accountant as having been prepared in accordance with generally accepted accounting principles, consistently applied, or, in the case of financial statements prepared on a cash or income tax basis, or of operating statements, as not materially misleading based on an audit conducted in accordance with generally accepted auditing standards. The Borrower shall, however, certify that such statements are true and correct, and the Lender expressly reserves the right to require such a certification by an independent certified public accountant if a Default exists or if the Lender  has reason to believe that any previously provided financial or operating statement is misleading in any material respect.

(d)	Delivery of Property Information

No later than fifteen (15) days after the end of each calendar quarter, the Borrower shall deliver to the Lender (A) a complete and accurate operating statement for the Real Property, (B) a complete rent roll, both in form satisfactory to the Lender and (C) copies of all new Leases, Lease modifications, and of any correspondence between the Borrower and a tenant in which either asserts a material default by the other or threatens or purports to terminate the Lease, to the extent not previously provided to the Lender. If a Default exists, the Lender shall have the right to demand, and following such a demand, the Borrower shall be required to deliver, monthly operating statements and rent rolls. The operating statement and rent roll must be certified by the Borrower to be true and correct and the rent roll must include each tenant’s name, premises, square footage, occupied and

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

leased, rent, lease expiration date, renewal options and related rental rates, delinquencies and vacancies and the existence of any unsatisfied landlord obligations, e.g., in respect of free rent periods, unfinished tenant improvements or other leasing costs. For so long as the Lease is in force, the foregoing requirement may, in respect of the rent roll only, be satisfied by delivering a letter confirming (A) that the Lease is in force and has not been modified except in accordance with the Loan Documents, (B) that, to the knowledge of the Borrower, no tenant default exists, and (C) that no material landlord default has been asserted in writing.

(e)	Reporting Format

The Borrower shall provide the financial statements and property information required in this Subsection 6.22 in any format that the Lender may request, consistently with industry custom and practice, unless the cost of doing so would be prohibitive. The format of the financial statements and property information most recently provided to the Lender prior to the Effective Date shall be an acceptable format during the term of the Loan.

(f)	Effect of Failure to Deliver Financial Statements and Property Information

If the Borrower fails to provide the items required under this Subsection 6.22 before the applicable deadline, the Lender will provide a Notice of this failure and a thirty (30)-day opportunity to provide such items before a Default shall exist under this Subsection 6.22. All monthly debt service payments under the Note that become due after this period has elapsed but before the reports are received by the Lender must be accompanied by a fee of $2,500 (the “Financial Information Non-Compliance Fee”) until such time as the required reports are received by the Lender, regardless of whether the Notice has asserted that the failure constitutes a Default under this Mortgage. This fee is to compensate the Lender for (A) the increased risk resulting from the Lender’s inability to monitor and service the Loan using up-to-date information and (B) the reduced value and liquidity of the Loan as a financial asset. If the Borrower fails to deliver any of the items required in this Subsection 6.22, the Lender may engage an accounting firm or other third-party consultant to prepare the required items. The Borrower shall cooperate fully with any audit required to permit the accounting firm or consultant to produce such items, and the fees and expenses incurred in connection with their preparation shall be paid on demand by the Borrower.

(g)	Financial Information from other Borrower Parties

If a “Default” exists under the Carveout Guarantee and Indemnity or, if then in effect, the Guarantee in respect of the failure of any obligor under such an agreement to provide periodic financial statements, then the Borrower shall be required to pay the Financial Information Non-Compliance Fee with each monthly debt service payment under the Note that become due, until the related “Default” has been cured.

6.23	Estoppel Statements

Upon request by the Lender, the Borrower shall, within ten (10) Business Days of Notice of the request, furnish to the Lender or to whom it may direct, a written statement acknowledging the amount of the Indebtedness and disclosing  all offsets or defenses existing against the Indebtedness. Thereafter, the Borrower shall be estopped from asserting any other offsets or defenses alleged to have arisen as of the date of the statement.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

6.24	Prohibition on Certain Distributions

If a Default exists under any of Subsections 10.1, 10.2(b), 10.2(c), 10.2(d), 10.2(e) or 10.2(f), the Borrower shall not pay any dividend or make any partnership, trust or other distribution, and shall not make any payment or transfer any property in order to purchase, redeem or retire any interest in its beneficial interests or ownership.

6.25	Use of Loan Proceeds

The Loan proceeds shall be used solely for commercial purposes.

6.26	Prohibition on Cutoff Notices

The Borrower shall not issue any Notice to the Lender to the effect that liens on the Real Property after the date of the Notice will enjoy priority over the lien of this Mortgage.

6.27	Prohibited Person Compliance

The Borrower warrants, represents and covenants that neither the Borrower nor any Obligor nor any of their respective affiliated entities is or will be a Person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated Nationals and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/sdnlist.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, or (iv) who is otherwise affiliated with any Person listed above (any and all parties or Persons described in subparts (i) – (iv) above are herein referred to as a “Prohibited Person”). The Borrower covenants and agrees that neither the Borrower, nor any Obligor nor any of their respective affiliated entities will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Borrower further covenants and agrees to deliver (from time to time) to the Lender any such certification or other evidence as may be requested by the Lender in its sole and absolute discretion, confirming that (i) neither the Borrower nor any Obligor is a Prohibited Person and (ii) neither the Borrower nor any Obligor has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

6.28	Cross Collateralization & Cross Default
(a)	Cross Collateralization

Subject to the exculpation clause contained in the Note, the Borrower agrees that this Mortgage secures not only the Indebtedness, but also the Related Indebtedness.  The Borrower shall pay not only the Indebtedness, but also the Related Indebtedness in accordance with this Mortgage, the Related Mortgage, the Loan Documents and the Related Loan Documents.  The Borrower and the Related Borrower shall be jointly and severally liable for the payment of the Indebtedness and the Related Indebtedness.  The Lender, at its option, may treat the Note and the Related Note as separate and independent obligations of the Borrower and the Related Borrower, respectively, or may treat some or all of the Note and the Related Note, and all or any part of the Indebtedness and the Related

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

Indebtedness as a single, integrated indebtedness of the Borrower and the Related Borrower.  It is the intention of the Lender and the Borrower that each of the Borrower’s obligations to pay the Indebtedness and the Related Indebtedness shall be independent, primary, and absolute, and shall be performed without demand by the Lender and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of any of the Note, the Related Note, the Loan Documents or the Related Loan Documents, and without regard to any circumstance, other than payment in full of the Indebtedness and the Related Indebtedness, which might otherwise constitute a legal or equitable discharge of a borrower, a mortgagor, a surety, or a guarantor.  The Borrower waives, to the fullest extent permitted by law, all rights to require the Lender to proceed against the Borrower or the Related Borrower or against any Obligor of any of the Indebtedness or the Related Indebtedness, or to pursue any other right or remedy the Lender may now or hereafter have against the Borrower, the Related Borrower or against any Obligor or any collateral for any of the Indebtedness or the Related Indebtedness.

(b)	Cross-Default

The Borrower acknowledges and agrees that any “Default” under the Note or the Related Note will constitute a “Default” under this Mortgage and the Loan Documents.

(c)	Loan Agreement

The Borrower acknowledges and agrees that the Loan Agreement is a Loan Document and, further, that a Memorandum of Loan Agreement will be recorded in connection with the Loan and the Related Loan with the official recording office of the county or town, as applicable, in the state where the Real Property and the Related Parcel is located.

7.	Insurance Requirements

At all times until the Indebtedness is paid in full, the Borrower shall maintain insurance coverage and administer insurance claims in compliance with this Section.

7.1	Minimum Required Coverages
(a)	“All Risk” Property Insurance Coverage

The Borrower shall maintain property insurance coverage at least equivalent or superior to the Insurance Services Offices (ISO) “Cause of Loss – Special Form” coverage in an amount not less than one hundred percent (100%) of the replacement cost of all insurable elements of the Real Property and of all tangible Personal Property, with coinsurance waived, or if a coinsurance clause is in effect, with an Agreed Amount endorsement acceptable to the Lender. Coverage shall extend to the Real Property and to all tangible Personal Property.

(b)	Broad Form Boiler and Machinery/HVAC/Equipment Breakdown

The Borrower shall maintain broad form boiler and machinery coverage, including coverage for resulting loss of income/loss of rents/extra expense if any of the following is located on the Real Property: any boiler or other fired-pressure vessel; any machinery containing pressure; or any machinery generating or transmitting power, including without limitation, centralized HVAC equipment, community water heaters, refrigeration or air conditioning vessels, or pumps.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(c)	Flood

The Borrower shall maintain flood insurance coverage on any insurable elements of the Real Property that are located in a special flood hazard area (whether because of location in the Category A 100-year flood zone or because of location in the Category V high-velocity flood zone) according to the most current flood insurance rate map (FIRM) issued by the Federal Emergency Management Agency. The Borrower shall also maintain coverage on all tangible Personal Property located on the flood plain from time to time. The coverage shall be for one hundred percent (100%) of the replacement cost, and the related loss of business income/loss of rents/extra expense.

(d)	Windstorm/Hurricane

The Borrower shall maintain windstorm/hurricane coverage that includes all named windstorms and hurricanes. Windstorm/hurricane coverage may be provided by a policy separate from the other insurance coverage required in this Section.

(e)	Business Interruption/Time Element Coverage

The Borrower shall maintain a form of business interruption coverage or loss of rents/extra expense coverage for resulting loss of income by a covered peril in the amount of one year’s gross business income from the Property or loss of rents/extra expense.

(f)	Construction-Related Coverage

While construction of any Improvements is in progress, the Borrower shall maintain Builder’s Risk coverage written on an all risk basis, completed value form, with limits reflecting the total completed value of the structure. Coverage shall extend to all property of the Borrower that is to be used during the excavation and preparation of the site or the construction of the Improvements, whether located on the Real Property, stored off site or in transit. The Borrower and the general contractor (if it is an entity other than the Borrower) shall be named as insured under liability coverage.

(g)	Comprehensive/General Liability (CGL)

The Borrower shall maintain commercial general liability coverage for not less than $1,000,000 combined single limit per occurrence and general aggregate limit of $2,000,000.

(h)	Umbrella/Excess Liability

The Borrower shall maintain umbrella or excess liability coverage in an amount reasonably determined by the Lender, but in no event less than $1,000,000 per occurrence and in the aggregate. Umbrella or excess coverage should follow form to the underlying coverage.

(i)	Earthquake Insurance

The Lender may require earthquake insurance (either at the time of the origination of the Loan or thereafter), but only if the Lender reasonably determines that a material risk exists that a significant earthquake may occur and may materially damage the Real Property. Any such determination shall be conclusively presumed to be reasonable if (A) the Real Property is located in Seismic Zone IV or its equivalent, (B) the Real Property is located in Seismic Zone III or its equivalent, the Improvements were not constructed in accordance with substantially modern standards for minimizing the effect of earthquake, and the peak ground acceleration exceeds 0.25g. If such a requirement is imposed, the Borrower may request that the Lender select and engage a consultant to prepare a study (a “PML Study”)

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

of the possible effect of an earthquake on the Improvements. Any PML Study shall meet the Lender’s standard requirements. If the PML Study determines that, in the event of a 475-year design earthquake ground shaking, the “Scenario Upper Loss” (as defined in the then-current ASTM Standard) would be less than 25% of both (A) the market value of the Real Property, as determined by the Lender based on the most recent available appraisal and reasonable adjustments based on the Real Property’s performance, condition, and market conditions and (B) the cost of reconstruction of the Improvements, as reasonably estimated by the Lender, then the Lender will waive its requirement. If the Borrower disagrees with the Lender’s determination of market value, the Borrower may request that the Lender obtain a new appraisal of the Real Property. The Lender shall select the appraiser and shall have the right to review the draft appraisal for analytical errors prior to its finalization. The appraiser’s final determination of market value shall be conclusive. The fee of the appraiser (if engaged) and the cost of any PML Study shall be borne by the Borrower.

(j)	Other Elective or Additional Coverages

The Lender may require additional insurance coverages or endorsements appropriate to the property type and site location. Additional coverages may include mine subsidence, sinkhole, personal property, supplemental liability, ordinance or law coverage and coverages of other property-specific risks.

7.2	Blanket Coverage

The Borrower may satisfy the requirements of this Section through a blanket insurance policy if the Lender determines, in the exercise of its sole and absolute discretion, that the amount of coverage is sufficient in light of the other risks and properties insured. For purposes of such a determination, the Borrower shall supply, at a minimum, a schedule of values showing (A) all properties covered by the policy that are located in a High Risk Area (as defined below) and (B) their locations by zip code. A “High Risk Area” is any Windstorm Tier 1 county, as determined by the Lender based on available insurance industry information, any area in Earthquake Zones III or IV, or any area in Flood Zone A or V, or, if any such designations change because of changes in regulatory nomenclature, any area that is most closely analogous to those designated areas, as reasonably determined by the Lender. The statement of values may omit, if the Borrower prefers, the names of such properties and their addresses. If the policy includes an aggregate limit for flood, named windstorm/hurricane, or other special peril, the Borrower shall disclose, within five (5) business days of the filing, any material claim that would reduce the coverage amount in respect of such a special peril to less than 125% of the full replacement cost of all insurable elements of the Real Property. If such a claim is filed, the Borrower may be required to obtain supplemental coverage for full replacement cost, even if the policy period has not expired, unless, in respect of named windstorm/hurricane coverage, such supplemental coverage is unavailable.

7.3	How the Lender Shall Be Named

On all property insurance policies and coverages required under this Section (including Builder’s Risk and coverage against loss of business income, also known as business income/loss of rents/extra expense), the Lender must be named as “mortgagee” under a standard mortgagee clause and as a “loss payee” under a loss payee endorsement or a Lenders Loss Payable endorsement. On the Commercial General Liability and Umbrella/Excess Liability policies, the Lender must be named as an “additional insured.” The Lender shall be referred to verbatim as follows: “Transamerica Life Insurance Company and its successors, assigns, and affiliates; as their interest

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

may appear; c/o AEGON USA Realty Advisors, LLC, Mortgage Loan Department – 3B-CR, 6300 C Street SW, Cedar Rapids, Iowa  52499.”

7.4	Rating

Each insurance carrier providing insurance required under this Section must have, independently of its parent’s or any reinsurer’s rating, a Best’s Rating of A-, and a Financial Size Rating of IX or better, as reported in the most current issue of Best’s Insurance Guide, or as reported by Best on its internet web site. This requirement is subject to an exception. If property coverage is provided under a layered policy, and if primary coverage (that is, coverage of the first loss) of at least 75% of replacement cost is provided by a carrier or carriers meeting the foregoing rating requirements, then one or more insurers of the remaining amount, each providing no more than 5% of the coverage, may have a Financial Size Rating that is up to two levels lower than the foregoing required Financial Size Rating.

7.5	Deductible

The maximum deductible on each required coverage or policy is $100,000.

7.6	Notices, Changes and Renewals

All policies must require the insurance carrier to give the Lender a minimum of ten (10) days’ notice in the event of cancellation or termination for nonpayment of premium and a minimum of thirty (30) days’ notice of cancellation or nonrenewal, or as required under state law. The Borrower shall also provide written notice to the Lender of any material modification of any policy that may reduce the coverage available with respect to the Property. Prior to each policy renewal, the Borrower shall report to the Lender all sublimits, margin clauses and other conditions and endorsements that reduce the coverages required in this Section and changes to deductibles for sub-limited coverages, self-insured retentions, fronting arrangements, or other endorsements or conditions that require the Borrower to retain additional risk. The Borrower shall report to the Lender within five (5) Business Days of learning of any such matter, any fact known to the Borrower that may adversely affect the appropriateness or enforceability of any insurance contract, including, without limitation, changes in the ownership or occupancy of the Real Property, any new material hazard to the Real Property that may not be covered under the policies in force, and any loss or damage that may give rise to any claim. Upon renewal of any policy required under this Section, the Borrower shall provide a certificate of insurance in the form of an Acord 28 (real property) or Acord 25 (liability) certificate showing the renewal of the policy. Thereafter, the Borrower shall supply a copy of the policy as soon as it becomes available. Through naming the Lender or by signed endorsement, each policy shall confer on the Lender the rights and privileges of mortgagee and loss payee (with respect to business interruption coverage), or additional insured, as the case may be. If the policy is a blanket policy and covers locations other than the Real Property, the Borrower may redact it to remove information regarding other locations and any other information that is unnecessary for the analysis of the adequacy of coverage of the Property, such as property names and addresses, provided the policy includes total limits per location and zip codes of all covered properties that are located in High Risk Areas. All policies must (i) name the Borrower as a named insured or as an additional named insured, and (ii) include the complete and accurate property address.

7.7	Unearned Premiums

If this Mortgage is foreclosed, the Lender may at its discretion cancel any of the insurance policies required under this Section and apply any unearned premiums to the Indebtedness.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

7.8	Forced Placement of Insurance

If the Borrower fails to comply with the requirements of this Section, the Lender may, at its discretion, procure any required insurance. Any premiums paid for such insurance, or the allocable portion of any premium paid by the Lender under a blanket policy for such insurance, shall be a demand obligation under this Mortgage, and any unearned premiums under such insurance shall comprise Insurance Proceeds and therefore a portion of the Property.

8.	Insurance and Condemnation Proceeds
8.1	Provisions of Approved Key Leases to Govern

The Lender agrees to permit the use of Insurance Proceeds and Condemnation Proceeds by the Borrower to meet its obligations as landlord under a Key Lease approved by the Lender at the time of the origination of the Loan or during the Loan term to effect the Restoration of the premises, provided (a) no Default exists, (b) the Lender may hold the Insurance Proceeds or Condemnation Proceeds and condition their disbursement as described in Subsections 8.6 and 8.8, and (c) the tenant under the related Key Lease confirms to the Lender in writing that it is committed to pay full Rent following the completion of the Restoration. The remaining provisions of this Section shall apply to the extent that they are consistent with the terms of the approved Key Lease.

8.2	Adjustment and Compromise of Claims and Awards

The Borrower may settle any insurance claim or condemnation proceeding if the effect of the casualty or the condemnation may be remedied for $150,000 or less. If a greater sum is required, the Borrower may not settle any such claim or proceeding without the advance written consent of the Lender. If a Default exists, the Borrower may not settle any insurance claim or condemnation proceeding without the advance written consent of the Lender.

8.3	Direct Payment to the Lender of Proceeds

If the Insurance Proceeds received in connection with a casualty or the Condemnation Proceeds received in respect of a condemnation exceed $150,000, or if there is a Default, then such proceeds shall be paid directly to the Lender. The Lender shall have the right to endorse instruments which evidence proceeds that it is entitled to receive directly.

8.4	Availability to the Borrower of Proceeds

Insurance Proceeds and Condemnation Proceeds shall be paid to the Lender for use in accordance with Subsection 8.5, unless the amount received is less than $500,000, in which case the Borrower shall have the right to use the Insurance Proceeds and Condemnation Proceeds to carry out the Restoration of the Real Property, subject to the conditions set forth in Subsections 8.6, 8.7, and 8.8.

If the amount received in respect of a casualty or condemnation equals or exceeds $500,000, and if the Loan-to-Value ratio of the Property on completion will be sixty percent (60%) or less, as determined by the Lender in its discretion based on its estimate of the market value of the Real Property, the Lender shall receive such Insurance Proceeds or Condemnation Proceeds directly and hold them in a fund for Restoration subject to the conditions set forth in Subsections 8.6, 8.7, and 8.8 of this Section. If the Lender’s estimate of the market value of the Real Property implies a Loan-to-Value ratio of over 60%, and the Borrower disagrees with the Lender’s estimate, the Borrower may require that the Lender engage an independent appraiser (the “Fee Appraiser”) to prepare and submit to the Lender a full narrative appraisal report estimating the market value of the Real Property. The Fee Appraiser shall be certified in New Jersey and shall be a member of a national appraisal organization that has adopted the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Standards Board of the Appraisal Foundation. The Fee

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

Appraiser will be required to use assumptions and limiting conditions established by the Lender prior to the funding of the Loan and to prepare the appraisal in conformity with the Lender’s Appraisal Guidelines. For purposes of this Section, the independent appraiser’s value conclusion shall be binding on both the Lender and the Borrower. The Borrower shall have the right to make a prepayment of the Loan, without premium, sufficient to achieve this Loan-to-Value ratio. The independent fee appraisal shall be at the Borrower’s expense, and the Borrower shall pay to the Lender an administrative fee of $2,500 in connection with its review. The Lender may require that the Borrower deposit $10,000 with the Lender as security for these expenses or may pay the Fee Appraiser’s and administrative fees from the proceeds at its sole discretion.

8.5	Lender’s Use of Proceeds

Unless the Borrower has the right to use the Insurance Proceeds or the Condemnation Proceeds under the foregoing paragraphs, the Lender may, in its sole and absolute discretion, either apply them to the Loan balance or disburse them for the purposes of repair and reconstruction, or to remedy the effects of the condemnation. No prepayment premium will be charged on Insurance Proceeds or Condemnation Proceeds applied to reduce the principal balance of the Loan.

8.6	Conditions to Availability of Proceeds

The Lender shall have no obligation to release Insurance Proceeds or Condemnation Proceeds to the Borrower, and may, following receipt of such amounts, continue to hold them as additional security for the Loan, if (a) a Default exists, (b) the Lender has delivered to the Borrower Notice of any act, omission or circumstance that will, if uncured, become a Default, and the required cure has not been effected, (c) a Default under Subsection 10.1 has occurred during the preceding twelve months, or (d) if the Insurance Proceeds or Condemnation Proceeds received by the Lender and any other funds deposited by the Borrower with the Lender are insufficient, as determined by the Lender in its discretion, to complete the Restoration. If a Default exists, the Lender may at its sole and absolute discretion apply such Insurance Proceeds and Condemnation Proceeds to the full or partial cure of the Default.

8.7	Gross Up of Restoration Fund; Permitted Mezzanine Financing

If the Lender determines that the Insurance Proceeds or Condemnation Proceeds received in respect of a casualty or a condemnation, as the case may be, would be insufficient to permit the Borrower to effect the Restoration, then the Borrower shall deposit in the Restoration fund such additional funds as the Lender determines are necessary to effect the Restoration. The Lender agrees to permit the Borrower to secure mezzanine financing in order to meet its obligation under this Subsection. The mezzanine loan may be secured by a pledge of interests in the Borrower, subject to an inter-creditor agreement on market terms for securitized loans.

8.8	Draw Requirements

The Borrower’s right to receive Insurance Proceeds and Condemnation Proceeds held by the Lender under this Section shall be conditioned on the Lender’s approval of plans and specifications for the Restoration. Each draw, except the last, shall be in the minimum amount of $50,000. Draw requests shall be accompanied by customary evidence of construction completion, and by endorsements to the Lender’s mortgagee title insurance coverage insuring the absence of construction, mechanics’ or materialmen’s liens. Draws based on partial completion of the Restoration shall be subject to a ten percent (10%) holdback. All transactional expenses shall be paid by the Borrower.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

9.	Escrow Fund

The Borrower shall pay the Monthly Escrow Payment on the first (1st) day of every month, commencing with the month in which the first regular monthly debt service payment is due under the terms of the Note. The Borrower shall cause all required deposits into the Escrow Fund to be made using the Automated Clearing House (ACH) system. The Lender shall hold Monthly Escrow Payments in a non-interest-bearing fund from which the Lender will pay on a timely basis those Escrow Expenses that the Lender has anticipated will become payable on a regular basis during the Loan’s term, and on which the Lender has based its determination of the Monthly Imposition Requirement, the Monthly Insurance Premium Requirement and the Monthly Reserve Requirement. The Escrow Fund will be maintained as an accounting entry in the Lender’s general account, where it may be commingled with the Lender’s other funds. The Lender may reanalyze the projected Escrow Expenses from time to time and shall advise the Borrower in writing of any change in the amount of the Monthly Escrow Payment at least ten (10) Business Days in advance of the Borrower’s account being debited for any amounts that vary from the previously approved monthly escrow payment amounts. Upon the foreclosure of this Mortgage, the delivery of a deed in lieu of foreclosure, or the payoff of the Loan, the Lender shall apply amounts in the Escrow Fund, net of accrued Escrow Expenses, to the Indebtedness. The Lender shall remit any amounts in excess of the Indebtedness to the Borrower.

10.	Default

A “Default” under this Mortgage or the other Loan Documents exists only after the Borrower has received any required Notice and any applicable cure period has expired without cure as set forth in this Mortgage or the other Loan Documents.

10.1	Payment Defaults

A “Default” shall exist without Notice upon the occurrence of any of the following events:

(a)	Scheduled Payments

The Borrower’s failure to pay, or to cause to be paid, (i) any regular monthly debt service payment under the Note, together with any required Monthly Escrow Payment, on or before the tenth (10th) day of the month in which it is due or (ii) any other scheduled payment under the Note, this Mortgage or any other Loan Document.

(b)	Payment at Maturity

The Borrower’s failure to pay, or to cause to be paid, the Indebtedness when the Loan matures by acceleration under Section 16, because of a transfer or encumbrance under Section 13, or by lapse of time.

(c)	Demand Obligations

The Borrower’s failure to pay, or to cause to be paid, within five (5) Business Days of the Lender’s demand, any other amount required under the Note, this Mortgage or any of the other Loan Documents.

10.2	Incurable Non-Monetary Default

A Default shall exist upon any of the following (each of which is an “Incurable Non-Monetary Default”):

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(a)	Material Untruth or Misrepresentation

The Lender’s discovery that any representation made by the Borrower in any Loan Document was materially untrue or misleading when made, if the misrepresentation either was intentional or is not capable of being cured as described in Subsection 10.3(a) below.

(b)	Due on Sale or Encumbrance

The occurrence of any sale, conveyance, transfer or vesting that would result in the Loan becoming immediately due and payable at the Lender’s option under Section 13.

(c)	Voluntary Bankruptcy Filing

The filing by the Borrower or the Guarantor of a petition in bankruptcy or for relief from creditors under any present or future law that affords general protection from creditors.

(d)	Insolvency

The failure of the Borrower generally to pay its debts as they become due, its admission in writing to an inability so to pay its debts, the making by the Borrower of a general assignment for the benefit of creditors, or a judicial determination that the Borrower is insolvent.

(e)	Receivership

The appointment of a receiver or trustee to take possession of any of the assets of the Borrower.

(f)	Levy or Attachment

The taking or seizure of any material portion of the Property under levy of execution or attachment.

(g)	Lien

The filing against the Real Property of any lien or claim of lien for the performance of work or the supply of materials, or the filing of any federal, state or local tax lien against the Borrower, or against the Real Property, unless the Borrower promptly complies with Section 12 of this Mortgage.

(h)	Defaults under other Loan Documents

The existence of any default under any other Loan Document, provided any required Notice of such default has been given and any applicable cure period has expired.

(i)	Dissolution or Liquidation

The Borrower shall initiate or suffer the commencement of a proceeding for its dissolution or liquidation, and such proceeding shall not be dismissed within thirty (30) days, or the Borrower shall cease to exist as a legal entity (unless resulting in a Permitted Transfer).

(j)	Failure to Deliver Guarantee

The Guarantor fails to provide the Lender, within five (5) Business Days of a Trigger Event, an executed version of the Guarantee.

10.3	Curable Non-Monetary Default

A Default shall exist, following the cure periods specified below, under the following circumstances:

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(a)	Unintentional Misrepresentations that are Capable of Being Cured

With Notice, if the Lender discovers that the Borrower has unintentionally made any material misrepresentation that is capable of being cured, unless the Borrower promptly commences and diligently and continuously pursues a cure of the misrepresentation approved by the Lender, and completes the cure within thirty (30) days of said notice. Any such cure shall place the Lender in the risk position that would have existed had the false representation been true when made.

(b)	Involuntary Bankruptcy or Similar Filing

The Borrower or the Guarantor becomes the subject of any petition or action seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief, or that may result in a composition of its debts, provide for the marshaling of the Borrower’s or the Guarantor’s assets for the satisfaction of its debts, or result in the judicially ordered sale of the Borrower’s or the Guarantor’s assets for the purpose of satisfying its obligations to creditors, unless a motion for the dismissal of the petition or other action is filed within fifteen (15) days and results in its dismissal within ninety (90) days of the filing of the petition or other action.

(c)	Entry of a Material Judgment

Any judgment is entered against the Borrower or any other Obligor, and the judgment may materially and adversely affect the value, use or operation of the Real Property, unless the judgment is satisfied or appealed within ten (10) Business Days. If the judgment is appealed, the Borrower shall comply with the provisions of Section 12 of this Mortgage as though the judgment lien were a lien described in that Section.

(d)	Other Defaults

The Borrower fails to observe any promise or covenant made in this Mortgage, unless the failure results in a Default described elsewhere in this Section 10, provided the Lender delivers written Notice to the Borrower of the existence of such an act, omission or circumstance, and that such an act, omission or circumstance shall constitute a Default under the Loan Documents unless the Borrower promptly initiates an effort to cure the potential Default, pursues the cure diligently and continuously, and succeeds in effecting the cure within one hundred twenty (120) days of its receipt of Notice. The Lender shall afford the Borrower an additional period of one hundred twenty (120) days in cases where construction or repair is needed to cure the potential Default, and the cure cannot be completed within the first one hundred twenty (120) day cure period. During the cure period, the Borrower has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Mortgage shall run concurrently with any notice or cure periods provided by law and in any of the other Loan Documents.

10.4	Cross Default

Any Default under this Mortgage or any of the other Loan Documents shall constitute a “Default” under the Related Mortgage and the Related Loan Documents, including the Loan Agreement.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

11.	Right to Cure

The Lender shall have the right to cure any Default. The expenses of doing so shall be part of the Indebtedness, and the Borrower shall pay them to the Lender on demand.

12.	Contest Rights

The Borrower may secure the right to contest Impositions and construction, mechanics’ or materialmen’s liens, through appropriate proceedings conducted in good faith, by either (A) depositing with the Lender an amount equal to one hundred fifteen percent (115%) of the amount of the Imposition or the lien, or (B) obtaining and maintaining in effect a bond issued by a surety acceptable to the Lender, in an amount equal to the greater of (i) the amount of a required deposit under clause (A) above and (ii) the amount required by the surety or by the court in order to obtain a court order staying the foreclosure of the lien pending resolution of the dispute, and releasing the lien of record. The proceeds of such a bond must be payable directly to the Lender or as otherwise provided by law. The surety issuing such a bond must be acceptable to the Lender in its sole discretion. After such a deposit is made or bond issued, the Borrower shall promptly commence the contest of the lien and continuously pursue that contest in good faith and with reasonable diligence. If the contest of the related Imposition or lien is unsuccessful, any deposits or bond proceeds shall be used to pay the Imposition or to satisfy the obligation from which the lien has arisen. Any surplus shall be refunded to the Borrower.

13.	Due on Transfer or Encumbrance

Upon the sale or transfer of any portion of the Real Property or any other conveyance, transfer or vesting of any direct or indirect interest in the Borrower, the Related Borrower, the Key Principal or the Property, including (i) the direct or indirect transfer of, or the granting of a security interest in, the ownership of the Borrower or the Related Borrower or the voting rights in the Borrower or the Related Borrower, (ii) any encumbrance (other than a Permitted Encumbrance) of the Real Property (unless the Borrower contests the encumbrance in compliance with Section 12) and (iii) the lease, license or granting of any security interest in the Personal Property, the Indebtedness shall, at the Lender’s option, become immediately due and payable upon Notice to the Borrower, unless the sale, conveyance, transfer or vesting is a Permitted Transfer or is permitted by Subsection 8.7.

14.	Due-on-Sale Exceptions

The following transfers and encumbrances shall constitute Permitted Transfers:

14.1	Permitted Transfer to an Approved Purchaser

The Borrower shall have the right, on one occasion during the term of the Loan, to sell or transfer (i) interests aggregating to greater than a forty-nine percent (49%) interest in the Key Principal to one or more affiliated entities or person, or (ii) the Property and the Related Parcel in a transaction approved by the Lender. The Lender agrees that such a transfer shall be a Permitted Transfer if the following conditions are satisfied:

(a)	No Default

No Default shall exist, and no act, omission or circumstance shall exist which, if uncured following Notice and the passage of time, would become a Default.

(b)	Request and Supporting Materials

The Lender shall receive a written request for its approval at least sixty (60) days before the proposed transfer. The request shall specify the identity of the proposed transferee and the purchase price and other terms of the transaction, shall include a copy of the proposed

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

contract of sale, and shall be accompanied by the financial statements, tax returns, and organizational documents of the proposed transferee and its principals.

(c)	New Borrower Underwriting Criteria

The ownership structure, financial strength, credit history and demonstrated property management expertise of the proposed transferee, its principals, and any proposed Replacement Carveout Obligor(s) (as defined below) shall be satisfactory to the Lender in its sole discretion. If the proposed transfer shall include transferring the Property and the Related Parcel into multiple proposed transferees, all such proposed transferees shall be under the Legal Control of one person or ownership group with identical ownership interests.  The Lender expressly reserves the right to withhold its approval of the proposed transfer if the proposed transferee or any of its principals is or has been the subject of any bankruptcy, insolvency, or similar proceeding.

(d)	Assumption Agreement

Under the terms of the proposed transfer, the proposed transferee shall assume the Loan, without modification, under the terms of an assumption agreement and additional documentation satisfactory to the Lender in form and substance. Under the assumption agreement, the transferee shall provide a representation as to the purchase price paid for the Real Property.

(e)	Liability for Carveout Obligations

The following terms shall govern liability for accrued and future Carveout Obligations:

(i)

The assuming party or parties (individually and collectively, the “New Borrower”) and one or more replacement carveout obligors (individually and collectively, the “Replacement Carveout Obligor”) shall assume liability for accrued and future Carveout Obligations relating to environmental matters and for all Carveout Obligations that arise in connection with or after the assumption of the Loan.

(ii)	The Borrower, the Related Borrower and the Carveout Obligor shall be released from liability for Carveout Obligations that arise after the date of the assumption of the Loan.
(f)	Guarantee

Under the terms of the assumption agreement and additional documentation, liability under the Guarantee, if then in effect, shall be assumed by an entity or entities that will have Legal Control of the Real Property following the transfer (the “Replacement Guarantor”). The Replacement Guarantor shall have been approved by the Lender.

(g)	Title Insurance Endorsement

The Borrower shall agree to provide an endorsement to the Lender’s mortgagee title insurance policy, insuring the continued validity and priority of the Mortgage and the Related Mortgage following the assumption.

(h)	Assumption Fee

The Lender shall receive an assumption fee of one percent (1%) of the outstanding balance of the Loan, and the Borrower shall agree to reimburse the Lender’s out-of-pocket expenses incurred in connection with the proposed transfer, including title updates and endorsement

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

charges, recording fees, any applicable taxes and attorneys’ fees, regardless of whether the transfer is consummated.

(i)	Related Loans

Unless the Real Property shall have been released from the Loan pursuant to the terms and provisions of the Loan Agreement, the Related Borrower shall have simultaneously exercised its rights under Subsection 14.1 of the Related Mortgage so that the New Borrower of the Loan and the borrower of the Related Loan shall be under identical ownership, and shall have assumed all obligations under the Loan Agreement.

14.2	Permitted Transfers of Certain Passive Interests Reaching 20% Threshold

Any transfer of direct or indirect interests in the Borrower or the Related Borrower (i) which would result in a Person that held less than twenty percent (20%) interest in the Borrower or Related Borrower as of the Effective Date holding twenty percent (20%) or more direct or indirect interests in the Borrower or Related Borrower, and (ii) that meets the requirements of this Subsection (a “Qualified Passive Interest Transfer”) shall be a Permitted Transfer, and no transfer fee, assumption fee, processing fee or document review fee shall be charged in connection with the transfer. The requirements are the following:

(a)	Notice

The Borrower shall deliver advance notice of the proposed transfer, together with evidence reasonably satisfactory to the Lender that the proposed transfer would meet the requirements of this Subsection. Such evidence shall include a narrative description and detailed pre- and post- transfer organizational charts of the Borrower.

(b)	Absence of Default

No Default shall exist at the time of the transfer.

(c)	Absence of Violation

The proposed transfer shall not result in any violation of the covenants of the Loan Documents relating to the management of the Real Property, applicable legal requirements relating to OFAC and Legal Control of the Borrower and the Related Borrower.

(d)	Legal Control

The Carveout Obligor shall, after the transfer, remain the Key Principal.

(e)	Related Loans

Unless the Real Property shall have been released from the Loan pursuant to the terms and provisions of the Loan Agreement, the Related Borrower shall have simultaneously exercised its rights under Subsection 14.2 of the Related Mortgage so as to keep identical ownership and control of the Borrower and the Related Borrower.

14.3	Permitted Transfers of Certain Passive Interests Below 20% Threshold

Any transfer of direct or indirect interests in the Borrower or the Related Borrower (i) which would result in either (A) a Person that held less than twenty percent (20%) interest in the Borrower or Related Borrower as of the Effective Date holding less than twenty percent (20%) direct or indirect interests in the Borrower or Related Borrower, or (B) a Person that held an interest in the Borrower or Related Borrower in excess of twenty percent (20%) as of the Effective Date holding additional interests in the Borrower or Related Borrower, and (ii) that meets the requirements of this

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

Subsection (also, a “Qualified Passive Interest Transfer”) shall be a Permitted Transfer, and no transfer fee, assumption fee, processing fee or document review fee shall be charged in connection with the transfer. The requirements are the following:

(a)	Notice

The Borrower shall deliver evidence reasonably satisfactory to the Lender annually as and when required under Subsection 6.22 of this Mortgage that the proposed transfer would satisfied the requirements of this Subsection. Such evidence shall include a narrative description and detailed pre- and post- transfer organizational charts of the Borrower.

(b)	Absence of Default

No Default shall exist at the time of the transfer; provided, however, in connection with GTJ REIT, Inc., a Maryland corporation, (i) the transfer of shares representing ownership of GTJ REIT, Inc. shall not be subject to this subparagraph (b), and (ii) the requirement in subparagraph (a) shall be satisfied by delivering to the Lender a list of current shareholders from the stock transfer agent as and when required thereunder.

(c)	Absence of Violation

The proposed transfer shall not result in any violation of the covenants of the Loan Documents relating to the management of the Real Property, applicable legal requirements relating to OFAC and Legal Control of the Borrower and the Related Borrower.

(d)	Legal Control

The Carveout Obligor shall, after the transfer, remain the Key Principal.

(e)	Related Loans

Unless the Real Property shall have been released from the Loan pursuant to the terms and provisions of the Loan Agreement, the Related Borrower shall have simultaneously exercised its rights under Subsection 14.3 of the Related Mortgage so as to keep identical ownership and control of the Borrower and the Related Borrower.

14.4	Permitted Transfer of Advisor

The Borrower and the Related Borrower shall have the right, from time to time during the term of the Loan and the Related Loan, without the payment of any transfer fee, assumption fee, processing fee, document review fee or premium to the Lender, to change any investment advisor of the Borrower, the Related Borrower or the Key Principal without the consent of, or notice to, the Lender.

14.5	Permitted Pledge of WU Shares

The Borrower hereby represents and warrants to the Lender that the Units (as defined in this Subsection 14.5) are not units required for the Key Principal’s Legal Control of the Borrower.  Based solely on this representation and warranty, the Lender hereby acknowledges and consents to the existing pledge of the Units to Zee Bridge Funding. For purposes of this Subsection 14.5, “Units” means, collectively, the (i) 2,252 Common Units owned by Jeffrey Wu in GTJ Realty, LP, a Delaware limited partnership (the “Single Member”); (ii) 19,371 Class B Units owned by Jeffrey Wu in the Single Member; and (iii) 2,699 Class B Units owned by Wu Family 2012 Gift Trust.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

14.6	Transaction Costs

The Borrower shall pay all out-of-pocket expenses incurred by the Lender in the review and processing of a proposed or completed Permitted Transfer regardless of whether the Permitted Transfer is carried out.

15.	Notice of Assignment of Leases and Rents

Under the Absolute Assignment of Leases and Rents, the Borrower has assigned to the Lender, and to its successors and assigns, all of the Borrower’s right and title to, and interest in, the Leases, including all rights under the Leases and all benefits to be derived from them. The rights assigned include all authority of the Borrower to modify or terminate Leases, or to exercise any remedies, and the benefits assigned include all Rents. This assignment is present and absolute, but under the terms of the Absolute Assignment of Leases and Rents, the Lender has granted the Borrower a conditional license to collect and use the Rents, and to exercise the rights assigned, in a manner consistent with the Obligations, all as more particularly set forth in the Absolute Assignment of Leases and Rents. The Lender may, however, terminate the license by written Notice to the Borrower on certain conditions set forth in the Absolute Assignment of Leases and Rents.

16.	Acceleration

If a Default exists and is continuing, the Lender may, at its option, declare the unpaid principal balance of the Note and the Related Note to be immediately due and payable, together with all accrued interest on the Indebtedness and the Related Indebtedness, all costs of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable by the Borrower under the Note, the Related Note or any other Loan Document. If the subject Default has arisen from a failure by the Borrower to make a regular monthly debt service payment, the Lender shall not accelerate the Indebtedness unless the Lender shall have given the Borrower a cure period of at least three (3) Business Days following Notice of its intent to do so.

If the subject Default is curable and non-monetary in nature, the Lender shall exercise its option to accelerate only by giving Notice of acceleration to the Borrower. The Lender shall not give any such Notice of acceleration until (a) the Borrower has been given any required Notice of the prospective Default and (b) any applicable cure period has expired.

Except as expressly described in this Section, no notice of acceleration shall be required in order for the Lender to exercise its option to accelerate the Indebtedness in the event of Default.

17.	Rights of Entry and to Operate
17.1	Entry on Real Property

If a Default exists, the Lender may, to the extent permitted by law, enter upon the Real Property and take exclusive possession of the Real Property and of all books, records and accounts, all without Notice and without being guilty of trespass, but subject to the rights of tenants in possession under the Leases. If the Borrower remains in possession of all or any part of the Property after Default and without the Lender’s prior written consent, the Lender may, without Notice to the Borrower, invoke any and all legal remedies to dispossess the Borrower.

17.2	Operation of Real Property

Following Default, the Lender may hold, lease, manage, operate or otherwise use or permit the use of the Real Property, either itself or by other Persons, firms or entities, in such manner, for such time and upon such other terms as the Lender may deem to be prudent under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

action with reference thereto, from time to time, as the Lender deems prudent), and apply all Rents and other amounts collected by the Lender in accordance with the provisions of the Absolute Assignment of Leases and Rents.

18.	Receivership

Following Default, the Lender may apply to a court of competent jurisdiction for the appointment of a receiver of the Property, ex parte without Notice to the Borrower, whether or not the value of the Property exceeds the Indebtedness, whether or not waste or deterioration of the Real Property has occurred, and whether or not other arguments based on equity would justify the appointment. With knowledge and for valuable consideration, the Borrower irrevocably consents to such an appointment. Any such receiver shall have all the rights and powers customarily given to receivers in New Jersey, including the rights and powers granted to the Lender by this Mortgage, the power to maintain, lease, operate, market and sell the Real Property on terms approved by the court, and the power to collect the Rents and apply them to the Indebtedness or otherwise as the court may direct. Once appointed, a receiver may at the Lender’s option remain in place until the Indebtedness has been paid in full.

19.	Foreclosure

Upon Default, the Lender may immediately proceed to foreclose the lien of this Mortgage, against all or part of the Property, or to exercise the power of sale granted in this Mortgage by judicial or nonjudicial foreclosure to the extent permitted under the laws of New Jersey, and in accordance with such laws, and may pursue any other remedy available to commercial mortgage lenders under the laws of New Jersey.

The Borrower agrees that it is the intention of the Borrower and the Lender that in the event of a foreclosure or other action to enforce the terms of any or all of the Loan Documents, and the entry of a judgment in such foreclosure or other enforcement action (“Judgment”), the Borrower’s obligation to pay the Lender interest at the Default Rate (as defined in the Note), any taxes, insurance, premiums or other charges advanced by the Lender, or attorney’s fees or other costs and expenses incurred by the Lender with respect to any or all of the Loan Documents, whether paid or incurred before or after the entry of such Judgment, will not be deemed to have merged into the Judgment and will survive the entry of such Judgment and continue in full force and effect until all such sums have been paid in full to the Lender.

20.	Waivers

To the maximum extent permitted by law, the Borrower irrevocably and unconditionally WAIVES and RELEASES any present or future rights (a) of reinstatement or redemption (b) that may exempt the Property from any civil process, (c) to appraisal or valuation of the Property, (d) to extension of time for payment, (e) that may subject the Lender’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (f) to any homestead and exemption rights provided by the Constitution and laws of the United States and of New Jersey, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein), and (h) that in any way would delay or defeat the right of the Lender to cause the sale of the Real Property for the purpose of satisfying the Indebtedness. The Borrower agrees that the price paid at a lawful foreclosure sale, whether by the Lender or by a third party, and whether paid through cancellation of all or a portion of the Indebtedness or in cash, shall conclusively establish the value of the Real Property.

The foregoing waivers shall apply to and bind any party assuming the Obligations of the Borrower under this Mortgage.

21.	Exculpation Clause and Carveout Obligations

The Lender agrees that it shall not seek to enforce any monetary judgment with respect to any Obligation against the Borrower except through recourse to the Property, unless the Obligation from which the

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

judgment arises is a Carveout Obligation. The Carveout Obligations include (a) the obligation to repay any portion of the Indebtedness that arises because the Lender has advanced funds or incurred expenses in respect of any of the “Carveouts” (as defined below), (b) the obligation to repay the entire Indebtedness, if the Lender’s exculpation of the Borrower from personal liability under this Section has become void as set forth below, (c) the obligation to indemnify the Lender in respect of its actual damages suffered in connection with a Carveout, and (d) the obligation to defend and hold the Lender harmless from and against any claims, judgments, causes of action or proceedings arising from a Carveout.

21.1	The Carveouts

The Carveouts are:

(a)	Fraud or material written misrepresentation by the Borrower, the Key Principal, the Carveout Obligor or any of their respective employees, officers or directors.
(b)

Waste of the Real Property (which shall include damage, destruction or disrepair of the Real Property caused by a willful act or grossly negligent omission of the Borrower, but shall exclude ordinary wear and tear in the absence of gross negligence).

(c)	Misappropriation of tenant security deposits (including proceeds of tenant letters of credit), insurance proceeds or condemnation proceeds.
(d)

Failure to turn over to the Lender all tenant security deposits and tenant letters of credit required to be held by the Borrower under the terms of the Leases of the Real Property on or prior to the date on which the Lender receives title to the Real Property following the foreclosure of its lien or by delivery of the deed in lieu of foreclosure except, if applicable, to the extent any such security deposits were previously applied in accordance with the terms of the applicable Lease.

(e)

Failure to pay property taxes, assessments or other lienable impositions to the taxing authority prior to their due date or to the Lender to the extent such Impositions have accrued on the earlier of (i) the date the Lender receives a Qualified Offer, provided that the Borrower does not default in fulfilling the terms of an accepted Qualified Offer, and (ii) the date the Lender or its designee (or a third party purchaser at a foreclosure sale) receives title to the Real Property following the foreclosure of its lien or by delivery of the deed in lieu of foreclosure (or such earlier date, the “Cut-Off Date”); provided, further, that there shall be no liability under this subparagraph if the Borrower has made required deposits into the Escrow Fund in respect of such taxes, assessments or impositions and the Lender fails to make payment from the Escrow Fund.

(f)

Failure to maintain insurance coverage that meets the requirements set forth in the Loan Documents, to the extent of damages arising through the Cut-Off Date, even if the Lender has accepted coverage furnished by a tenant under a Key Lease (or any other Person) that does not meet such requirements, and even if the Lender does not receive insurance proceeds in accordance with the Loan Documents as the result of conflicting provisions of a Key Lease; provided, however, that there shall be no liability under this subparagraph if the Borrower has made required deposits into the Escrow Fund in respect of such insurance coverage and the Lender fails to make payment from the Escrow Fund.

(g)	The cost to the Lender of the forced placement of insurance, as permitted under the Loan Documents.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(h)	Failure to pay to the Lender all Termination Payments.
(i)	Failure to pay to the Lender all Rents, income and profits, net of reasonable and customary operating expenses, received in respect of a period when the Loan is in Default.
(j)	The actual out-of-pocket expenses of enforcing the Loan Documents following Default, not including expenses incurred after the Lender has received a Qualified Offer.
(k)	Executing, terminating or amending a Lease of the Real Property in violation of the Loan Documents.
(l)	Any liability of the Borrower under the Environmental Indemnity Agreement.
(m)	The Guarantor fails to provide the Lender, within five (5) Business Days of a Trigger Event, an executed version of the Related Guarantee.
21.2	Exculpation Void

The Lender’s exculpation of the Borrower from personal liability for the repayment of the Indebtedness shall be void without Notice if any of the following occurs:

(a)	The Borrower voluntarily transfers all or any portion of the Property or creates any material voluntary lien on the Property in violation of the Loan Documents.
(b)	The Borrower causes or allows the filing of an involuntary bankruptcy petition under Title 11 of the United States Code in collusion with creditors other than the Lender.
(c)

The Borrower files a voluntary petition for reorganization under Title 11 of the United States Code (or under any other present or future law, domestic or foreign, relating to bankruptcy, insolvency, reorganization proceedings or otherwise similarly affecting the rights of creditors), and such Borrower has not made a Qualified Offer prior to the filing.

(d)	After the Lender accepts a Qualified Offer, the Borrower defaults in fulfilling the terms of the accepted Qualified Offer.
22.	Security Agreement and Fixture Filing
22.1	Definitions

“Accounts” shall have the definition assigned in the UCC.

“Bank” shall have the definition assigned in the UCC.

“Chattel Paper” shall have the definition assigned in the UCC.

“Deposit Account” shall have the definition assigned in the UCC.

“Document” shall have the definition assigned in the UCC.

“Equipment” shall have the definition assigned in the UCC.

“Financing Statements” shall have the definition assigned in the UCC.

“General Intangibles” shall have the definition assigned in the UCC.

“Goods” shall have the definition assigned in the UCC. “Goods” include all detached Fixtures, items of Personal Property that may become Fixtures, property management files, accounting books

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

and records, reports of consultants relating to the Real Property, site plans, test borings, environmental or geotechnical surveys, samples and test results, blueprints, construction and shop drawings, and plans and specifications.

“Instrument” shall have the definition assigned in the UCC.

“Investment Property” shall have the definition assigned in the UCC.

“Letter of Credit” shall have the definition assigned in the UCC.

“Letter-of-Credit Rights” shall have the definition assigned in the UCC.

“Money Collateral” means all money received in respect of Rents.

“Personal Property” means Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Letters of Credit, and Money Collateral, all as now owned or hereafter acquired by the Borrower.

“Proceeds” shall have the definition assigned in the UCC.

“UCC” means the Uniform Commercial Code as adopted in  Delaware, provided, however, that if by reason of mandatory provisions of law, the perfection or priority of the Lender’s security interest in any of the Personal Property are governed by the Uniform Commercial Code as in effect in another jurisdiction, “UCC” shall mean, as to the related Personal Property, the UCC as in effect in such other jurisdiction.

22.2	Creation of Security Interest

This Mortgage shall be self-operative and shall constitute a security agreement pursuant to the provisions of the UCC with respect to the Personal Property. The Borrower, as debtor, hereby grants the Lender, as secured party, for the purpose of securing the Indebtedness, a security interest in the Borrower’s interest in all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Letters of Credit, and Money Collateral, and in the accessions, additions, replacements, substitutions and Proceeds of any of the foregoing items of collateral arising from or relating to the Real Property. Upon Default, the Lender shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity, and, at the Lender’s option, the Lender may also invoke the remedies provided elsewhere in this Mortgage as to such Property. The Borrower and the Lender agree that the rights granted to the Lender as secured party under this Section 22 are in addition to rather than a limitation on any of the Lender’s other rights under this Mortgage with respect to the Property.

22.3	Filing Authorization

The Borrower irrevocably authorizes the Lender to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as the Lender in good faith deems appropriate, such financing statements and amendments as the Lender may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status. The Borrower irrevocably authorizes the Lender to file such financing statements describing the collateral as “all of the Debtor’s personal property” or “all of the Debtor’s assets.”

22.4	Additional Searches and Documentation

The Borrower shall provide to the Lender upon request, certified copies of any searches of UCC records deemed necessary or appropriate by the Lender to confirm the first-priority status of its

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

security interest in the Personal Property, together with copies of all documents or records evidencing security interests disclosed by such searches.

22.5	Costs

The Borrower shall pay all filing fees and costs and all reasonable costs and expenses of any record searches (or their continuations) as the Lender may require.

22.6	Representations, Warranties and Covenants of the Borrower
(a)	Ownership of the Personal Property

All of the Personal Property is, and shall during the term of the Loan continue to be, owned by the Borrower, and is not the subject matter of any lease, control agreement or other instrument, agreement or transaction whereby any ownership, security or beneficial interest in the Personal Property is held by any person or entity other than the Borrower, subject only to (1) the Lender’s security interest, (2) the rights of tenants occupying the Property pursuant to Leases approved by the Lender, and (3) the Permitted Encumbrances. All Equipment directly related to the major electrical, HVAC and mechanical systems is owned by the Borrower free and clear of equipment leases or security interests of lenders other than the Lender.

(b)	No Other Identity

The Borrower represents and warrants that the Borrower has not used or operated under any other name or identity for at least five (5) years. The Borrower covenants and agrees that Borrower will furnish Lender with notice of any change in its name, form of organization, or state of organization within thirty (30) days prior to the effective date of any such change.

(c)	Location of Equipment

All Equipment is located upon the Land.

(d)	Removal of Goods

The Borrower will not remove or permit to be removed any item included in the Goods from the Land, unless the same is replaced immediately with unencumbered Goods (1) of a quality and value equal or superior to that which it replaces and (2) which is located on the Land. All such replacements, renewals, and additions shall become and be immediately subject to the security interest of this Mortgage.

(e)	Proceeds

The Borrower may, without the Lender’s prior written consent, dispose of Goods in the ordinary course of business, provided that, following the disposition, the perfection of the Lender’s security interest in the Proceeds of the disposition will continue under § 9-315 (d) of the UCC. The Borrower shall not, without the Lender’s prior written consent, dispose of any Personal Property in any other manner, except in compliance with Paragraph (d) of this Subsection 22.6.

22.7	Fixture Filing

This Mortgage constitutes a financing statement filed as a fixture filing in the Official Records of the Clerk and Recorder of Morris County, New Jersey, with respect to any and all fixtures comprising Property. The “debtor” is GWL 20 East Halsey LLC, organized under Delaware law; the “secured party” is Transamerica Life Insurance Company, an Iowa corporation; the collateral

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

is as described in Subsection 22.2 above and the granting clause of this Mortgage; and the addresses of the debtor and secured party are the addresses stated in Subsection 25.13 of this Mortgage for Notices to such parties. The organizational identification number of the debtor is 5506314. The owner of record of the Real Property is GWL 20 East Halsey LLC, a Delaware limited liability company. The Borrower acknowledges that it has received a copy of this Mortgage as a fixture filing.

23.	Environmental Matters
23.1	Representations

The Borrower represents as follows:

(a)	No Hazardous Substances

To the best of the Borrower’s knowledge as a duly diligent property owner, and except as disclosed in the ESA, no release of any Hazardous Substance has occurred on or about the Real Property in a quantity or at a concentration level that (i) violates any Environmental Law, or (ii) requires reporting to any regulatory authority or may result in any obligation to remediate under any Environmental Law.

(b)	Absence of Mold Contamination

To the best of the Borrower’s knowledge, and except as disclosed in the ESA, the amount of mold present in the air within the Improvements and the extent of mold growth on the elements of the Improvements are no greater than normal in buildings free of moisture intrusion. No mold-related tenant complaint or legal proceeding relating to the Improvements exists, except as otherwise disclosed to the Lender in writing.

(c)	Compliance with Environmental Laws

The Real Property and its current use and presently anticipated uses comply with all Environmental Laws, including those requiring permits, licenses, authorizations, and other consents and approvals.

(d)	No Actions or Proceedings

No Governmental Authority or agency has commenced any action, proceeding or investigation based on any suspected or actual violation of any Environmental Law on or about the Real Property. To the best of the Borrower’s knowledge as a duly diligent property owner, no such authority or agency has threatened to commence any such action, proceeding, or investigation.

(e)	No “Major Facility”

No real property owned or occupied by the Borrower and located in New Jersey (including the Real Property) has been used, is now being used or, without the prior written consent of the Lender, will in the future be used, as a “Major Facility”, as such term is defined in N.J.S.A. 58:10-23.11b.

(f)	No Lien New Jersey Spill Compensation Fund

No lien has been attached to any revenues or any real or any personal property owned by the Borrower and located in New Jersey (including the Real Property), as a result of the administrator of the New Jersey Spill Compensation Fund expending monies from such fund to pay for “damages” or “Damages,” as applicable, as that term is used or defined in N.J.S.A. 58:10-23.11g, and/or “Cleanup and removal costs,” as that term is defined in

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

N.J.S.A. 58:10-23.11b, arising from an intentional or unintentional action or omission by Borrower or any previous owner and/or operator of such real property resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of any Hazardous Substances into the waters of New Jersey or onto land from which it might flow or drain into such waters or into waters outside the jurisdiction of New Jersey where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by New Jersey.

(g)	Acquisition Compliance

In connection with any purchase of the Property or any other real property acquired by the Borrower on or after January 1, 1984, the Borrower required that the seller of such real property (including the Real Property) comply with the applicable provisions of the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act (N.J.S.A. 13:1K-6 et seq.), as amended, and the seller did comply with such provisions.

23.2	Environmental Covenants

The Borrower covenants as follows:

(a)	Compliance with Environmental Laws

The Borrower shall, and the Borrower shall cause all employees, agents, contractors, and tenants of the Borrower and any other persons present on or occupying the Real Property to, keep and maintain the Real Property in compliance with all Environmental Laws. Neither the Borrower nor any of its employees, agents, contractors, or tenants or any other persons occupying or present on the Real Property shall use, generate, manufacture, store or dispose on, under or about the Real Property, or transport to or from the Real Property, any “Hazardous Substances,” as such term is defined in N.J.S.A. 58:10-23.11b(k). No other real property in New Jersey that is owned or occupied by the Borrower shall be used to refine, produce, store, handle, transfer, process or transport such “Hazardous Substances,” except in the normal course of the Borrower’s business and in compliance with all applicable laws. If the Department of Environmental Protection of the State of New Jersey (the “Department”), shall serve upon the Borrower a directive to remove or arrange for the removal or discharge of any Hazardous Substances on the Property, the Borrower shall within fifteen (15) days following receipt of such directive (i) comply with the directive within the time period provided therein to the satisfaction of the Department and (ii) provide the Environmental Credit Enhancement (as defined below) insuring to the Lender a continuing first lien on the Real Property, notwithstanding the directive as to the Real Property.

(b)	Notices, Actions and Claims

The Borrower shall promptly advise the Lender in writing of (i) any notices from any governmental or quasi-governmental agency or authority of violation or potential violation of any Environmental Law received by the Borrower, (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened pursuant to any Environmental Law, (iii) all claims made or threatened by any third party against the Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances, and (iv) discovery by the Borrower of any occurrence or condition on any real property adjoining or in the

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

vicinity of the Real Property that creates a foreseeable risk of contamination of the Real Property by or with Hazardous Substances.

(c)	Future Uses as “Major Facility”

If any real property owned by the Borrower and located in New Jersey (including the Real Property) is used in the future, with the prior express written consent of Lender, as a “Major Facility”, then the Borrower will furnish the New Jersey Department of Environmental Protection with all the information required by N.J.S.A. 58:10-23.11d1 through 11d17 inclusive with respect to that property. The Borrower further covenants and agrees that, so long as Borrower owns or operates any real property located in New Jersey which is used as a “Major Facility”, the Borrower will duly file or cause to be filed with the Director or the Division of Taxation in the New Jersey Department of the Treasury, a tax report or return and will pay or make provision in accordance with and pursuant to N.J.S.A. 58:10-23.11h.

(d)	New Jersey Department of Environmental Protection Lien

If there is a lien filed against the Real Property by the New Jersey Department of Environmental Protection pursuant to and in accordance with the provisions of N.J.S.A. 58:10-23.11f, as a result of the administrator of the New Jersey Spill Compensation Fund having expended monies from such fund to pay for “damages” or “Damages,” as applicable, as that term is used or defined in N.J.S.A. 58:10-23.11g, and/or “Cleanup and removal costs,” as that term is defined in N.J.S.A. 58:10-23.11b, arising from an intentional or unintentional action or omission of the Borrower, resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of any Hazardous Substances into the waters of New Jersey or onto lands from which it might flow or drain into such waters, within 30 days from the date that the Borrower is given notice that the lien has been placed against the Real Property or within such shorter period of time if New Jersey has commenced steps to cause the Real Property to be sold pursuant to the lien, the Borrower will take one of the following actions:

(i)	Pay the claim and remove the lien from the Real Property.

(ii)	Furnish one of the following to the Lender (“Environmental Credit Enhancement”):

(A)

A bond reasonably satisfactory to the Lender and the title company which issued the title policy accepted by the Lender contemporaneously with the execution and recordation of this Mortgage, in an amount equal to one hundred twenty-five percent (125%) of the claim out of which the lien arises.

(B)	A cash deposit in the amount of the claim out of which the lien arises.

(C)	Other security reasonably satisfactory to the Lender in an amount sufficient to discharge the claim out of which the lien arises.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

(e)	Notice of New Jersey Industrial Site; Other

The Borrower hereby agrees that if the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) become applicable to all or any portion of the Real Property subsequent to the date of this Mortgage, the Borrower will give prompt notice to the Lender of such applicability, and the Borrower will take prompt and all necessary requisite action to ensure full compliance with such Act. In furtherance and not limitation of the immediately preceding sentence, if there is a “transfer of ownership or operations” or a “closing of operations” with respect to an “industrial establishment” (as such quoted terms are used in the New Jersey Industrial Site Recovery Act, as amended, “ISRA”) relating to the Borrower or any one or more tenants at the Real Property, the Borrower shall promptly provide the Lender with:  (i) a “response action outcome” or a “no further action letter” issued by the New Jersey Department of Environmental Protection (NJDEP) or by a “licensed site remediation professional”, as the case may be (as such quoted terms are used in the New Jersey Site Remediation Reform Act, as amended, “SRRA”); (ii) a “remedial action workplan” (as such term is used in ISRA) duly and finally approved by NJDEP or certified by a licensed site remediation professional, as the case may be; (iii) a “remediation certification” (as such term is used in SRRA); or (iv) if applicable, a “remediation in progress waiver” (as such term is used in ISRA).  The engagement of any licensed site remediation professional with respect to the Real Property shall be subject to the prior written approval of the Lender. If the Borrower complies with this Subsection by providing a remedial action workplan pursuant to clause (ii) of the first sentence of this Subsection, the Borrower shall promptly implement the remedial action workplan and prosecute the same to completion (or cause the same promptly to be implemented and prosecuted to completion). The Borrower shall indemnify, defend and hold harmless the Lender in connection with any claim, judgment, loss, damage, demand, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to its obligations under this Subsection.

(f)	Compliance with O&M Plans

The Borrower shall manage and operate the Real Property in accordance with the provisions of any O&M Plans.

23.3	The Lender’s Right to Join in Claims

The Lender shall have the right (but not the obligation) to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Substances and to have its related and reasonable attorneys’ and consultants’ fees paid by the Borrower upon demand.

23.4	Indemnification

The Borrower shall be solely responsible for, and shall indemnify, defend, and hold harmless the Lender and its directors, officers, employees, agents, successors and assigns, from and against, any claim, judgment, loss, damage, demand, cost, expense or liability of whatever kind or nature, known or unknown, contingent or otherwise, directly or indirectly arising out of or attributable to the use, generation, storage, release, threatened release, discharge, disposal, or presence (whether prior to or after the Effective Date of this Mortgage) of Hazardous Substances on, in, under or about the Real Property (whether by the Borrower, a predecessor in title, any tenant, or any employees, agents, contractor or subcontractors of any of the foregoing or any third persons at any time occupying or present on the Real Property), including: (i) personal injury; (ii) death; (iii) damage

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

to property; (iv) all consequential damages; (v) the cost of any required or necessary repair, cleanup or detoxification of the Real Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (vi) damage to any natural resources; and (vii) all reasonable costs and expenses incurred by the Lender in connection with clauses (i) through (vi), including reasonable attorneys’ and consultants’ fees; provided, however, that nothing contained in this Section shall be deemed to preclude the Borrower from seeking indemnification from, or otherwise proceeding against, any third party including any tenant or predecessor in title to the Real Property, and further provided that this indemnification will not extend to matters caused by the Lender's gross negligence or willful misconduct, or arising from a release of Hazardous Substances which occurs after the Lender has taken possession of the Real Property, so long as the Borrower has not caused the release through any act or omission. The covenants, agreements, and indemnities set forth in this Section shall be binding upon the Borrower and its heirs, personal representatives, successors and assigns, and shall survive repayment of the Indebtedness, foreclosure of the Real Property, and the Borrower’s granting of a deed to the Real Property. Payment shall not be a condition precedent to this indemnity.  Any costs or expenses incurred by the Lender for which the Borrower is responsible or for which the Borrower has indemnified the Lender shall be paid to the Lender on demand, with interest at the Default Rate from the date incurred by the Lender until paid in full, and shall be secured by this Mortgage. Without the prior written consent of the Lender, the Borrower shall not enter into any settlement agreement, consent decree, or other compromise in respect to any claims relating to Hazardous Substances. The Lender agrees that it shall not unreasonably delay its consideration of any written request for its consent to any such settlement agreement, consent decree, or other compromise once all information, reports, studies, audits, and other documentation have been submitted to the Lender.

23.5	Environmental Audits

If a Default exists, or at any time the Lender has reason to believe that a release of Hazardous Substances may have occurred or may be likely to occur, the Lender may require that the Borrower retain, or the Lender may retain directly, at the sole cost and expense of the Borrower, a licensed geologist, industrial hygienist or an environmental consultant acceptable to the Lender to conduct an environmental assessment or audit of the Real Property, the scope of which shall be within the sole discretion of Lender and may include, without limitation, soil and groundwater sampling and laboratory analysis. In the event that the Lender makes a reasonable determination of the need for an environmental assessment or audit, the Lender shall inform the Borrower in writing that such a determination has been made and, if requested to do so by the Borrower, give the Borrower a written explanation of that determination before the assessment or audit is conducted. The Borrower shall afford any person conducting an environmental assessment or audit access to the Real Property and all materials reasonably requested. The Borrower shall pay on demand the cost and expenses of any environmental consultant engaged by the Lender under this Subsection. The Borrower shall, at the Lender’s request and at the Borrower’s sole cost and expense, take such investigative and remedial measures, as the Lender determines to be necessary to address any condition discovered by the assessment or audit so that (i) the Real Property shall be in compliance with all Environmental Laws, (ii) the condition of the Real Property shall not constitute any identifiable risk to human health or to the environment, and (iii) the value of the Real Property shall not be affected by the presence of Hazardous Substances.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

24.	Loan Information
24.1	Dissemination of Information

In connection with any transfer of the Loan or Participation, the Lender may forward any documents and information that the Lender now has or acquires in the future concerning the Loan, including the financial statements of any Obligor,  and such other information as may be reasonably related to the Obligors, the Property or the Leases to any transferee or prospective transferee of the Loan or Participation, or other party involved in the transaction, or to any of their consultants, attorneys, advisors or other representatives, and the Borrower waives any legal right it may have to prohibit such disclosure.

24.2	Cooperation

The Borrower, any guarantor and any Carveout Obligor shall cooperate with the Lender in connection with any transfer of the Loan or any Participation. The Borrower agrees to provide to the Lender or to any persons to whom the Lender may disseminate such information, at the Lender’s request, financial statements of Obligors, an estoppel certificate and such other documents as may be reasonably related to any Obligor, the Property, or the Leases, including, without limitation, any historical information on the Real Property that is in the Borrower’s possession or is reasonably obtainable by the Borrower.

24.3	Reserves/Escrows

The Lender shall have the right, if required by the transferee of the Loan or any Participation, to cause funds held by the Lender in escrow or as reserves to be transferred to deposit or investment accounts at creditworthy financial institutions, to be held or used in accordance with the Loan Documents.

25.	Miscellaneous
25.1	Successors and Assigns

All of the terms of the Loan Documents shall apply to, be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Obligors, or to the holder of the Note, as the case may be.

25.2	Survival of Obligations

Each and all of the Obligations shall continue in full force and effect until the latest of (a) the date the Indebtedness has been paid in full and the Obligations have been performed and satisfied in full, (b) the last date permitted by law for bringing any claim or action with respect to which the Lender may seek payment or indemnification in connection with the Loan Documents, and (c) the date on which any claim or action for which the Lender seeks payment or indemnification is fully and finally resolved and, if applicable, any compromise thereof of judgment or award thereon is paid in full.

25.3	Further Assurances

The Borrower, upon the request of the Lender, shall complete, execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary to carry out more effectively the purposes of this Mortgage, to subject any property intended to be covered by this Mortgage to the mortgage and security interests it creates, to place third parties on notice of the mortgage and security interests, or to correct any defects which may be found in any Loan Document.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

25.4	Right of Inspection

The Lender shall have the right from time to time, upon reasonable advance notice to the Borrower, to enter onto the Real Property for the purpose of inspecting and reporting on its physical condition, tenancy and operations.

25.5	Expense Indemnification

The Borrower shall pay all filing and recording fees, documentary stamps, intangible taxes, and all expenses incident to the execution and acknowledgment of this Mortgage, the Note or any of the other Loan Documents, any supplements, amendments, renewals or extensions of any of them, or any instrument entered into under Subsection 25.3. The Borrower shall pay or reimburse the Lender, upon demand, for all costs and expenses, including appraisal and reappraisal costs of the Property and reasonable attorneys’ and legal assistants’ fees, which the Lender may incur in connection with enforcement proceedings under the Note, this Mortgage, or any of the other Loan Documents (including all fees and costs incurred in enforcing or protecting the Note, this Mortgage, or any of the other Loan Documents in any bankruptcy proceeding), and attorneys’ and legal assistants’ fees incurred by the Lender in any other suit, action, legal proceeding or dispute of any kind in which the Lender is made a party or appears as party plaintiff or defendant, affecting the Indebtedness, the Note, this Mortgage, any of the other Loan Documents, or the Property, or required to protect or sustain this Mortgage. The Borrower shall be obligated to pay (or to reimburse the Lender) for such fees, costs and expenses and shall indemnify and hold the Lender harmless from and against any and all loss, cost, expense, liability, damage and claims and causes of action, including attorneys’ fees, incurred or accruing by reason of the Borrower’s failure to promptly repay any such fees, costs and expenses. If any suit or action is brought to enforce or interpret any of the terms of this Mortgage (including any effort to modify or vacate any automatic stay or injunction, any trial, any appeal, any petition for review or any bankruptcy proceeding), the Lender shall be entitled to recover all expenses reasonably incurred in preparation for or during the suit or action or in connection with any appeal of the related decision, whether or not taxable as costs. Such expenses include reasonable attorneys’ fees, witness fees (expert or otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including the costs of searching records, obtaining title and credit reports, appraisals, environmental assessments, surveying costs, title insurance premiums, and reasonable attorneys’ fees, incurred by the Lender that are necessary at any time in the Lender’s opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Note.

25.6	General Indemnification

The Borrower shall indemnify, defend and hold the Lender (together with its officers, directors and employees) harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Real Property or the Indebtedness and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including the Lender's reasonable attorneys’ fees, costs and expenses, together with reasonable appellate counsel fees, costs and expenses, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by the Lender in connection with the Indebtedness, this Mortgage, the Real Property or any part thereof, or the operation, maintenance and/or use thereof, or the exercise by the Lender of any rights or remedies granted to it under this Mortgage or pursuant to applicable law; provided, however, that nothing herein shall be construed to obligate the Borrower to indemnify, defend and hold harmless the Lender from and against any of the foregoing which is imposed on or incurred by the Lender by reason of the Lender’s willful misconduct or gross negligence.

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

25.7	Recording and Filing

The Borrower shall cause this Mortgage and all amendments, supplements, and substitutions to be recorded, filed, re-recorded and re-filed in such manner and in such places as the Lender may reasonably request. The Borrower will pay all recording filing, re-recording and re-filing taxes, fees and other charges.

25.8	No Waiver

No deliberate or unintentional failure by the Lender to require strict performance by the Borrower of any Obligation shall be deemed a waiver, and the Lender shall have the right at any time to require strict performance by the Borrower of any Obligation.

25.9	Covenants Running with the Land

All Obligations are intended by the parties to be and shall be construed as covenants running with the Land.

25.10	Severability

The Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall nevertheless be construed and given effect to the extent possible. The invalidity or unenforceability of any provision in a particular jurisdiction shall neither invalidate nor render unenforceable any other provision of the Loan Documents in that jurisdiction, and shall not affect the validity or enforceability of that provision in any other jurisdiction. If a provision is held to be invalid or unenforceable as to a particular person or under a particular circumstance, it shall nevertheless be presumed valid and enforceable as to others, or under other circumstances.

25.11	Usury

The parties intend that no provision of the Note or the Loan Documents be interpreted, construed, applied, or enforced so as to permit or require the payment or collection of interest in excess of the Maximum Permitted Rate. In this regard, the Borrower and the Lender each stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. Accordingly, none of the terms of this Mortgage, the Note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Permitted Rate, and the Borrower shall never be liable for interest in excess of the Maximum Permitted Rate. Therefore, (a) in the event that the Indebtedness and Obligations are prepaid or the maturity of the Indebtedness and Obligations is accelerated by reason of an election by the Lender, unearned interest shall be canceled and, if theretofore paid, shall either be refunded to the Borrower or credited on the Indebtedness, as the Lender may elect; (b) the aggregate of all interest and other charges constituting interest under applicable laws and contracted for, chargeable or receivable under the Note and the other Loan Documents or otherwise in connection with the transaction contemplated thereby shall never exceed the maximum amount of interest, nor produce a rate in excess of the Maximum Permitted Rate; and (c) if any excess interest is provided for or received, it shall be deemed a mistake, and the same shall, at the option of the Lender, either be refunded to the Borrower or credited on the unpaid principal amount (if any), and the Indebtedness shall be automatically reformed so as to permit only the collection of the interest at the Maximum Permitted Rate. Furthermore, if any provision of the Note or any of the other Loan Documents is interpreted, construed, applied, or enforced, in such a manner as to provide for interest in excess of the Maximum Permitted Rate, then the parties intend that such provision automatically shall be deemed

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

reformed retroactively so as to require payment only of interest at the Maximum Permitted Rate. If, for any reason whatsoever, interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the Maximum Permitted Rate, then the amount of such excess shall be deemed credited retroactively in reduction of the then outstanding principal amount of the Indebtedness, together with interest at such Maximum Permitted Rate. The Lender shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the Maximum Permitted Rate. All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable Indebtedness, so that the interest rate is uniform throughout the full term of such Indebtedness. In connection with all calculations to determine the Maximum Permitted Rate, the parties intend that all charges be excluded to the extent they are properly excludable under applicable usury laws, as they from time to time are determined to apply to this transaction. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the Borrower and the Lender.

25.12	Entire Agreement

The Loan Documents contain the entire agreements between the parties relating to the financing of the Real Property, and all prior agreements which are not contained in the Loan Documents are terminated. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments executed by the party against whom enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination that is not so documented shall be null and void.

If the Lender and the Borrower agree to change the terms of the Loan, and the change is a "modification" as defined in New Jersey P.L. 1985, c. 353, N.J.S.A. 46:9-8.1, et seq., this Mortgage shall be subject to, and the Lender shall be the beneficiary of, the mortgage lien priority provisions of that law. In the event of a conflict between the immediately preceding sentence and any other provision of this Mortgage, the immediately preceding sentence shall govern.

25.13	Notices

In order for any demand, consent, approval or other communication to be effective under the terms of this Mortgage, “Notice” must be provided under the terms of this Subsection. All Notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted as a pdf attachment by email (with a duplicate copy sent by first class mail, postage prepaid), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid. Notices shall be addressed as set forth below:

If to the Lender:

Transamerica Life Insurance Company
c/o AEGON USA Realty Advisors, LLC
6300 C Street SW
Cedar Rapids, Iowa 52499
Attn:  Mortgage Loan Department – 3B-CR
Reference:  Loan #10520104
Email Address:  aamservicing@aegonusa.com

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

[Remainder of Page Intentionally Blank]

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GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

If to the Borrower:

GWL 20 East Halsey LLC
60 Hempstead Avenue, Suite 718
West Hempstead, New York 11552

Attn:  Louis Sheinker
Email Address:  lsheinker@gtjreit.com

With a copy to:

Schiff Hardin LLP

1185 Avenue of the Americas

New York, New York 10036

Attn:  Christine A. McGuinness

Email Address:  cmguinness@schiffhardin.com

Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient. Notices sent by email will be deemed delivered when a read receipt has been received (provided receipt has been verified by telephone confirmation or one of the other permitted means of giving Notices under this Subsection). Mailed Notices shall be deemed given on the date of the first attempted delivery (whether or not actually received). The Lender or the Borrower may change its address for Notice by giving Notice of such change to the other party.

25.14	Service of Process

The Borrower hereby appoints Christine McGuinness, Esq. as its agent for receipt of service of process, at the following address:

Schiff Hardin LLP

1185 Avenue of the Americas, Suite 3000

New York, New York 10035

25.15	Counterparts

This Mortgage may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

25.16	Choice of Law

This Mortgage shall be interpreted, construed, applied, and enforced according to, and will be governed by, the laws of New Jersey, without regard to any choice of law principle which, but for this provision, would require the application of the law of another jurisdiction and regardless of where executed or delivered, where payable or paid, where any cause of action accrues in connection with this transaction, where any action or other proceeding involving any of the other Loan Documents are instituted or pending, or whether the laws of the New Jersey otherwise would apply the laws of another jurisdiction.

25.17	Forum Selection

The Borrower agrees that the Lender may determine to initiate an action or proceeding relating to the Note, this Mortgage, the other Loan Documents, and any other instruments securing the Note in any state court or United States District Court where the Property or the Related Parcel is located.  The Borrower waives any objection that it may now or hereafter have based on venue and/or forum non conveniens of any such action or proceeding.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

25.18	Sole Benefit

This Mortgage and the other Loan Documents have been executed for the sole benefit of the Borrower, Guarantor and the Lender and the successors and assigns of the Lender. No other party shall have rights thereunder or be entitled to assume that the parties thereto will insist upon strict performance of their mutual obligations hereunder, any of which may be waived from time to time. Neither the Borrower nor Guarantor shall have any right to assign any of its rights under the Loan Documents to any party whatsoever.

25.19	Release of Claims

The Borrower hereby RELEASES, DISCHARGES and ACQUITS forever the Lender and its officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the Effective Date (or the date of actual execution hereof by the Borrower, if later). As used herein, the term “Claim” shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys’ fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

25.20	No Partnership

Nothing contained in the Loan Documents is intended to create any partnership, joint venture or association between the Borrower and the Lender, or in any way make the Lender a co-principal with the Borrower with reference to the Property.

25.21	Payoff Procedures

Subject to the Loan Agreement, if the Borrower pays or causes to be paid to the Lender all of the Indebtedness, then Lender’s interest in the Real Property shall cease, and the Lender shall either (a) cancel this Mortgage as provided in Subsection 25.24 below or (b) assign the Loan Documents and endorse the Note (in either case without recourse or warranty of any kind) to a takeout lender, upon payment (in the latter case) of an administrative fee of $2,500 plus all out-of-pocket expenses incurred by the Lender in connection with such cancellation or assignment.

25.22	Future Advances

Under this Mortgage, “Indebtedness” is defined to include certain advances made by the Lender in the future. Such advances include any additional disbursements to the Borrower (unless in connection with another, independent mortgage financing) and any obligations under agreements which specifically provide that such obligations are secured by this Mortgage. In addition, “Indebtedness” is defined to include any amounts advanced to pay Impositions, to cure Defaults, or to pay the costs of collection and receivership. Accordingly, all such advances and obligations shall be equally secured with, and shall have the same priority as, the Indebtedness, and shall be subject to all of the terms and provisions of this Mortgage. The Borrower shall pay any taxes that may be due in connection with any such future advance.

25.23	Defeasance

This Mortgage is made upon the conditions that if (a) all of the Indebtedness and Obligations, including all future advances and other future indebtednesses, obligations and liabilities included therein, are paid and performed in full, (b) the Borrower reimburses the Lender for any amounts

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

the Lender shall have paid in respect of liens, Impositions, prior mortgages, insurance premiums, repairing or maintaining the Real Property, performing the Borrower’s obligations under any Lease, performing the Borrower’s obligations with respect to environmental matters, and for any other advancements hereunder, and interest thereon, (c) the Borrower fulfills all of the Borrower’s other Obligations, (d) the Lender has no obligation to extend any further credit to or for the account of the Borrower, and (e) no contingent liability of the Borrower secured by this Mortgage then exists, this conveyance shall be null and void upon the filing by the Lender of the written instrument of termination described in Subsection 25.24.

25.24	Satisfaction

This Mortgage and the Lender’s security interest under this Mortgage in the Real Property will not be terminated until a written mortgage satisfaction instrument executed by one of the Lender’s officers is filed for record in the county in which the Land is located. Except as otherwise expressly provided in this Mortgage, no satisfaction of this Mortgage shall in any way affect or impair the representations, warranties, agreements or other obligations of the Borrower or the powers, rights and remedies of the Lender under this Mortgage with respect to any transaction or event occurring prior to such satisfaction, all of which shall survive such satisfaction.

25.25	Effective Date

The Effective Date of this Mortgage is intended as a date for the convenient identification of this Mortgage and is not intended to indicate that this Mortgage was executed and delivered on that date.

25.26	Interpretation
(a)	Headings and General Application

The section, subsection, paragraph and subparagraph headings of this Mortgage are provided for convenience of reference only and shall in no way affect, modify or define, or be used in construing, the text of the sections, subsections, paragraphs or subparagraphs. If the text requires, words used in the singular shall be read as including the plural, and pronouns of any gender shall include all genders.

(b)	Sole Discretion

The Lender may take any action or decide any matter under the terms of this Mortgage or of any other Loan Document (including any consent, approval, acceptance, option, election or authorization) in its sole and absolute discretion, for any reason or for no reason, unless the related Loan Document contains specific language to the contrary. Any approval or consent that the Lender might withhold may be conditioned in any way.

(c)	Result of Negotiations

This Mortgage and all other Loan Documents result from negotiations between the Borrower and the Lender and from their mutual efforts. Therefore, it shall be so construed, and not as though it had been prepared solely by the Lender.

(d)	Reference to Particulars

The scope of a general statement made in this Mortgage or in any other Loan Document shall not be construed as having been reduced through the inclusion of references to particular items that would be included within the statement’s scope. Therefore, unless the relevant provision of a Loan Document contains specific language to the contrary, the term

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

“include” shall mean “include, but shall not be limited to” and the term “including” shall mean “including, without limitation.”

25.27	Indebtedness May Exceed Note’s Face Amount

The Borrower’s successors or assigns are hereby placed on Notice that the Note contains late charge, prepayment and other provisions which may result in the outstanding principal balance exceeding the face amount of the Note.

25.28	Joint and Several Liability

If there is more than one individual or entity executing this Mortgage as the Borrower, liability of such individuals and entities under this Mortgage shall be joint and several.

25.29	Time of Essence

Time is of the essence of each and every covenant, condition and provision of this Mortgage to be performed by the Borrower.

25.30	Jury Waiver

THE BORROWER AND BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT OR (II) ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT, AND THE BORROWER AND BY ITS ACCEPTANCE HEREOF, THE LENDER, AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

25.31	Renewal, Extension, Modification and Waiver

The Lender may enter into a modification of any Loan Document without the consent of any person not a party to the document being modified. The Lender may waive any covenant or condition of any Loan Document, in whole or in part, at the request of any person then having an interest in the Property or in any way liable for any part of the Indebtedness. The Lender may take, release, or resort to any security for the Note and the Obligations and may release any party primarily or secondarily liable on any Loan Document, all without affecting any liability not expressly released in writing by the Lender.

25.32	Cumulative Remedies

Every right and remedy provided in this Mortgage shall be cumulative of every other right or remedy of the Lender, whether conferred by law or by grant or contract, and may be enforced concurrently with any such right or remedy. The acceptance of the performance of any obligation to cure any Default shall not be construed as a waiver of any rights with respect to any other past, present or future Default. No waiver in a particular instance of the requirement that any Obligation be performed shall be construed as a waiver with respect to any other Obligation or instance.

25.33	No Obligation to Marshal Assets

No holder of any mortgage, security interest or other encumbrance affecting all or any portion of the Real Property, which encumbrance is inferior to the mortgage and security interest of this Mortgage, shall have any right to require the Lender to marshal assets.

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

25.34	Transfer of Ownership

The Lender may, without notice to the Borrower, deal with any person in whom ownership of any part of the Real Property has vested, without in any way vitiating or discharging the Borrower from liability for any of the Obligations.

25.35	Acknowledgment of Receipt

BORROWER HEREBY DECLARES AND ACKNOWLEDGES THAT BORROWER HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS MORTGAGE.

25.36	Adjustment of Obligations

If the Borrower’s or the Related Borrower’s obligation to pay the Indebtedness or the Related Indebtedness becomes subject to avoidance under any fraudulent transfer law, including Section 548 of Title 11 of the United States Code or any applicable provisions of comparable laws of New Jersey or any other state, then the Indebtedness and the Related Indebtedness for which the Borrower or the Related Borrower will be liable and the amount of the Indebtedness and the Related Indebtedness for which the Real Property or the Related Parcel, as applicable, will constitute security will be limited to the largest amount that would not be subject to avoidance as a fraudulent transfer or conveyance under such fraudulent transfer laws.  Further, at any time at the Lender’s sole option, the Lender may record among the applicable land records a complete or partial termination of the Mortgage or the Related Mortgage, as applicable, evidencing the Lender’s election to treat such Mortgage or Related Mortgage, as applicable, as null and void with respect to the Real Property or the Related Parcel (a “Terminated Parcel”).  The Borrower, at the Lender’s request, must join in any such termination or partial termination, and the Borrower hereby irrevocably appoints the Lender as the Borrower’s agent and attorney-in-fact to execute, deliver and record such termination or partial termination in the Borrower’s name.  Following any such termination or partial termination, the Lender may enforce this Mortgage or the Related Mortgage, as applicable, in accordance with their respective terms as if the Mortgage or the Related Mortgage, as applicable, had never been executed and delivered as to any Terminated Parcel.

26.	Guarantee

The Borrower shall cause the Guarantor to deliver to the Lender a fully executed Guarantee within five (5) Business Days of a Trigger Event. The Guarantee shall be dated as of the date of the Trigger Event and shall otherwise be in the same form and substance as the Guarantee attached as Schedule 2.4 to the Closing Certificate. The Guarantee, if then in effect, shall constitute one of the Loan Documents and shall be in addition to the obligations of the Guarantor under the Carveout Guarantee and Indemnity, the Environmental Indemnity and any other Loan Document to which the Guarantor is a party.

[SIGNATURE APPEARS ON THE NEXT PAGE]

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

IN WITNESS WHEREOF, the Borrower has caused this Mortgage to be duly executed under seal on the date of the acknowledgement of the Borrower’s signature below, to be effective as of the Effective Date.

BORROWER

GWL 20 EAST HALSEY LLC, a Delaware limited liability company

By:  GTJ Realty, LP, a Delaware limited partnership, its Sole Member and Sole Manager

By:  GTJ GP, LLC, a Maryland limited liability company, its General Partner

By:  GTJ REIT, Inc., a Maryland corporation, its Sole Member and Sole Manager

By:  /s/ Paul A. Cooper

Paul A. Cooper

Chief Executive Officer

[ACKNOWLEDGEMENT APPEARS ON NEXT PAGE]

[Signature Page – Mortgage, Security Agreement and Fixture Filing]

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF ___________________ )

) ss.

COUNTY OF _________________)

I CERTIFY that on March ____, 2020, Paul A. Cooper, personally came before me and stated to my satisfaction that this person:

(a)	was the maker of the attached Mortgage, Security Agreement and Fixture Filing;

(b)

was authorized to and did execute this Mortgage, Security Agreement and Fixture Filing as the Chief Executive Officer of GTJ REIT, Inc., which is the Sole Member and Sole Manager of GTJ GP, LLC, the General Partner of GTJ Realty, LP, the Sole Member and Sole Manager of GWL 20 East Halsey LLC, the entity named in this instrument; and

(c)	executed this Mortgage, Security Agreement and Fixture Filing as the act of the entity named in this instrument.

________________________________

[Signature Page – Mortgage, Security Agreement and Fixture Filing]

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104

EXHIBIT A

Legal Description

Mortgage, Security Agreement & Fixture Filing

GTJ Portfolio, Parsippany, New Jersey
AEGON Loan No. 10520104